Exhibit 2.1

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, effective as of October 9, 2006 (together with the Schedules and Exhibits hereto, this “Agreement”), is entered into by and between WESTLAKE NG II CORPORATION (the “Purchaser”), a corporation incorporated under the laws of Delaware, and EASTMAN CHEMICAL COMPANY (the “Seller”), a corporation incorporated under the laws of the State of Delaware.

Purchaser and Seller are sometimes referred to herein individually as a “party” and together as the “parties.” Unless otherwise indicated, capitalized terms used herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Seller, through its wholly-owned subsidiary Eastman Ethylene Polymers Company, a Delaware corporation (“Eastman EPC”), is engaged in the businesses described on Exhibit A attached hereto (hereinafter referred to, collectively, as the “Business”); and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, the parties desire that Seller sell, assign and transfer to Purchaser, and that Purchaser purchase and acquire from Seller all of the issued and outstanding capital stock of Eastman EPC (the “Purchased Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, being hereinafter referred to, acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USE OF TERMS

Section 1.1. Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the Recitals.

“Business Contracts” means all Contracts (i) to which Eastman EPC is a party or (ii) to which Seller is a party and exclusively relating to the Business, including the Material Business Contracts.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Business Employees” means all individuals designated by the Seller prior to the date hereof who are primarily supportive of the Business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Inventory Schedule” has the meaning set forth in Section 3.3.

“Closing Date Working Capital Schedule” has the meaning set forth in Section 3.3.

“Closing Inventory” has the meaning set forth in Section 3.3.

“Closing Working Capital” has the meaning set forth in Section 3.3.

“COBRA” has the meaning set forth in Section 11.1(j).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competitive Business” has the meaning set forth in Section 13.1(a).

“Confidentiality Agreement” means that certain confidentiality agreement executed by and between Seller and Westlake Chemical Corporation dated November 30, 2005.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales orders, mortgage, license, franchise, insurance policy, undertaking, commitment or other enforceable arrangement or agreement.

“Covenant Term” has the meaning set forth in Section 13.1(a).

“Current Assets” means, as of any date, the total of trade accounts receivables net of any securitized ones, prepaids, miscellaneous receivables and other current assets normally considered part of the Business. For purposes of this Agreement, Inventory shall not be included in Current Assets.

“Current Liabilities” means, as of any date, the total of trade payables, miscellaneous payables and accrued liabilities normally considered part of the Business.

“Eastman EPC Leased Real Property” means the real properties indicated in Schedule 5.9(a) of the Seller Disclosure Schedules currently used by Eastman EPC in the operation of the Business.

“Eastman EPC Real Property Lease” means the Ground Lease granting a leasehold and related rights to Eastman EPC in and to the Eastman EPC Leased Real Property.

“Eastman EPC” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 4.1.

“Employee Benefit Plans” has the meaning set forth in Section 5.13(c).

“Employment Agreements” has the meaning set forth in Section 5.13(b).

“Employee Policies and Procedures” has the meaning set forth in Section 5.13(e).

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface strata or ambient air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Body with jurisdiction under any Environmental Law.

“Environmental Authorization” means any license, permit, order, approval, consent, notice, registration, filing or other form of permission or action required under any Environmental Law.

“Environmental Law” means any Law relating to the protection of human health or the Environment or occupational and worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ethylene Supply Agreement” means the agreement substantially in the form set forth in Exhibit H hereto.

“Final Closing Inventory” has the meaning set forth in Section 3.3(d).

“Final Closing Working Capital” has the meaning set forth in Section 3.3(d).

“Full Year Financial Statements” has the meaning set forth in Section 5.5.

“GAAP” means generally accepted accounting principles in the United States of America as implemented by Seller, which are in practice as of the date of the relevant financial statements, consistently applied.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether national, federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private) that, in each case, has asserted jurisdiction over the matter in question.

“Ground Lease” means the Agreement substantially in the form set forth in Exhibit D attached hereto.

“Hazardous Substance” means any pollutant, contaminant, or hazardous or toxic material that in each case is defined, regulated or controlled under any Environmental Law. The term includes, but is not limited to, all materials defined as “hazardous substances” in CERCLA, “hazardous waste” in the Resource Conservation and Recovery Act, and “hazardous materials” regulated by the Department of Transportation. The term also includes petroleum (crude oil or any fraction thereof) and natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel.

“HSR Act” has the meaning set forth in Section 5.3.

“Indemnified Party” has the meaning set forth in Section 12.4.

“Indemnifying Party” has the meaning set forth in Section 12.4.

“Intellectual Property” shall have the meaning set forth in the Technology Transfer Agreement.

“Interim Financial Statements” has the meaning set forth in Section 5.5.

“Inventory” means all finished goods (including in transit), raw materials, packing materials, work in process and maintenance spare parts of the Business and owned by Seller.

“Inventory Adjustment Amount” means the difference (positive or negative) between the Inventory Purchase Price and the Inventory Target Amount.

“Inventory Difference” has the meaning set forth in Section 3.3(e).

“Inventory Target Amount” means $100,164,000.

“Inventory Bill of Sale” means the Bill of Sale from Seller to Purchaser substantially in the form set forth in Exhibit I attached hereto.

“Inventory Purchase Price” means the consideration to be paid for the Inventory under the Inventory Bill of Sale as determined in accordance with Section 3.2.

“Inventory Review” has the meaning set forth in Section 3.2.

“IP Consents” has the meaning set forth in Section 5.11(b).

“IP License(s)” means a Contract or Contracts under which Intellectual Property is licensed to an unaffiliated Person(s), or from unaffiliated Person(s) by (i) Seller exclusively for use in the Business or (ii) Eastman EPC.

“Knowledge” means with respect to Seller or Purchaser, as the case may be, (i) the actual knowledge, as of the date hereof, of the individuals set forth on Schedule 1.1(a) and identified as Seller employees or Purchaser employees, respectively.

“Law” means any national, federal, state, municipal or local law, statute, code, ordinance, rule or regulation existing at the date hereof.

“LDPE” means low density polyethylene.

“Leased Employees” means all Business Employees who shall be leased to Purchaser under the terms of the Operating Agreement.

“Licensed Intellectual Property” means Intellectual Property that is licensed to Purchaser and/or Eastman EPC pursuant to the Technology Transfer Agreement.

“LLDPE” means linear low density polyethylene.

“Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, option, right of first refusal, transfer restriction or encumbrance.

“Losses” has the meaning set forth in Section 12.2(a).

“Material Adverse Effect” means (i) when used with respect to the Business, any material adverse change in, or effect on, the business, properties, assets, results of operations or financial condition of the Business, taken as a whole, but excluding any change to the extent relating to or arising from any (A) changes in Laws or changes in the enforcement thereof, (B) changes resulting from the announcement of the execution of this Agreement and the transactions contemplated hereby, (C) changes resulting from any action taken by Purchaser or Seller or any of their respective representatives or Affiliates or in order to consummate the transactions contemplated hereby, (D) changes in general economic conditions (so long as Eastman EPC is not disproportionately affected as compared to other companies in the industry in which the Business competes) other than as a result of a declaration of war by the Congress of the United States in respect of an armed conflict occurring within the 48 contiguous states of the United States, or (E) changes generally affecting the industry in which the Business competes (so long as Eastman EPC is not disproportionately affected as compared to other companies in the industry in which the Business competes), including changes in the price of energy, supplies and raw materials, and (ii) when used with respect to Seller or Purchaser, any effect that materially impairs the ability of Seller or Purchaser, respectively, to complete the transactions contemplated hereby or to fulfill its respective obligations hereunder.

“Material Business Contracts” has the meaning set forth in Section 5.12.

“Neutral Auditors” has the meaning set forth in Section 3.3(d).

“Operating Agreement” means that certain Operating Agreement by and among the parties hereto and substantially in the form set forth as Exhibit F hereto.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of any Governmental Body.

“Organizational Documents” means as to any Person, the Articles of incorporation, certificate of incorporation or Articles of association, and bylaws, or other applicable organizational documents, of such Person.

“Patents” shall have meaning set forth in the Technology Transfer Agreement.

“Penalty” means a monetary assessment by a Governmental Body pursuant to a final, non-appealable Order.

“Permit” means any authorization, franchise, license, permit or certificate issued by any Governmental Body.

“Permitted Exceptions” means (i) liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Eastman EPC therefor; (ii) mechanics’, carriers’, workers’, repairers’, warehousemans’, landlords’ and similar Liens arising or incurred in the ordinary course of business for amounts not yet due or payable or for which reserves adequate for payment of the debt secured thereby have been established; (iii) zoning, entitlement and other land use and environmental regulations and restrictions by Governmental Bodies; (iv) easements, restrictions and other encumbrances (other than liens for the payment of debt) that do not materially detract from or materially diminish the value of or materially interfere with the present use of such property (real or personal) or asset in the Business; (v) express conditions, restrictions or limitations set forth in Permits, Business Contracts or conveyancing instruments provided to Purchaser; and (iv) such other matters as are disclosed on Schedule 1.1(b) attached hereto.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other similar entity.

“Personal Property Leases” means those Contracts providing for the lease of personal property by Eastman in respect of the Business or by Eastman EPC that are not terminable without penalty within a period of sixty (60) calendar days and involving annual payments in excess of $500,000.

“Pipeline Purchase Agreement” means the agreement substantially in the form set forth as Exhibit E hereto.

“Pipeline Purchase Price” means the amount of $18 million to be paid by Purchaser to Mustang Pipeline Company, a Texas corporation, pursuant to the terms and conditions of the Pipeline Purchase Agreement.

“Pre-Closing Litigation” means the pending litigation identified on Schedule 5.15 of the Seller Disclosure Schedules.

“Pre-Closing Taxes” means (i) all Taxes of Eastman EPC for periods that end on or before the Closing Date (including Taxes in respect of transactions that occur on or before the Closing Date but which are included under applicable Law (such as the regulations for the filing of consolidated returns of United States federal income tax) in a period that begins after the Closing Date); (ii) any Tax of Eastman EPC that is payable by reason of an adjustment under Section 481 of the Code in respect of a change in accounting method prior to the Closing Date or a comparable provision of another Tax Law; and (iii) the Pre-Closing portion of Taxes of Eastman EPC with respect to a Straddle Period (A) in the case of any Tax based upon or related to income or receipts, the pre-Closing portion of such Tax shall be deemed equal to the amount that would be payable if the relevant period ended at the end of the Closing Date, and (B) in the case of any real or personal property Tax or any other Tax not described in the next sentence or in clause (iv)(A), the pre-Closing portion of such Tax shall be deemed equal to the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period. For purposes of the preceding sentence, Taxes incurred as a result of a transaction or event occurring after the Closing but on the Closing Date that was not in the ordinary course of business and was directed by Purchaser shall be treated as being incurred on the date after the Closing Date. Sales and use Taxes shall be deemed to accrue in the period in which the property is purchased, sold, used or transferred, as reflected in the books and records of the Business.

“Proceeding” means any judicial or arbitral action, suit, or proceeding.

“Purchased Intellectual Property” means the Intellectual Property that is either (i) owned by Seller for use in the Business and conveyed to Purchaser by the Technology Transfer Agreement or (ii) owned by Eastman EPC.

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedules” has the meaning set forth in the introduction to ARTICLE VI.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Group” means Purchaser and its Affiliates, together with their successors and assigns, and their respective officers, directors, employees and agents.

“Purchaser’s 401(k) Plan” means any qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by Purchaser.

“Purchaser’s Pipeline Indemnities” means all indemnification obligations of Purchaser and its Affiliates under Article X of the Pipeline Purchase Agreement.

“Purchaser’s Release” has the meaning set forth in Section 12.3(b).

“Reference Balance Sheet” means the December 31, 2005 Year End Balance Sheet attached hereto as part of Schedule 5.5.

“Reference Date” means December 31, 2005, the date of the Reference Balance Sheet.

“Reference Working Capital” means ($164,000), the Working Capital of the Business, as calculated from the Reference Balance Sheet in accordance with Schedule 3.3(a).

“Release” has the meaning set forth in CERCLA.

“Resolution Period” has the meaning set forth in Section 3.3(c).

“Response” has the meaning set forth in CERCLA.

“Responsible Party” has the meaning set forth in Section 12.3(e).

“Restrictions” means any restriction of any rights related to the Purchased Shares, including without limitation, proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar terms.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedules” has the meaning set forth in the introduction to ARTICLE V.

“Seller Documents” has the meaning set forth in Section 5.2.

“Seller FSA Plans” means the medical and dependent care expense reimbursement programs identified as such in Schedule 5.13(c) of the Seller Disclosure Schedules.

“Seller Indemnified Group” means Seller and its Affiliates, together with their successors and assigns, and their respective officers, directors, employees and agents.

“Seller Proprietary Information” has the meaning set forth in Section 8.1.

“Seller’s 401(k) Plan” means any qualified cash or deferred arrangement (within the meaning of Section 401(a) of the Code) maintained by Seller.

“Seller’s Pipeline Indemnities” means all indemnification obligations of Seller and its Affiliates under Article X of the Pipeline Purchase Agreement.

“Seller’s Release” has the meaning set forth in Section 12.3(a).

“Services Agreement” means the agreement substantially in the form set forth as Exhibit G hereto.

“Share Purchase Price” means the sum of $255,000,000, minus the Inventory Purchase Price, minus the Pipeline Purchase Price, plus or minus the Inventory Adjustment Amount.

“Straddle Period” means taxable periods which begin before the Closing Date and end after the Closing Date.

“Straddle Period Returns” has the meaning set forth in Section 11.2(b).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tax” or “Taxes” shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or non-United States government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, personal property, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, unemployment, social security, environmental, estimated or withholding taxes, and all customs and import duties.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Body with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any Subsidiary of Seller.

“TCEQ” has the meaning set forth in Section 10.7.

“Technology Transfer Agreement” means the agreement substantially in the form set forth as Exhibit B hereto.

“Termination Date” has the meaning set forth in Section 8.3(c).

“Trademark Assignment Agreement” means the agreement substantially in the form set forth in Exhibit J hereto.

“Trademarks” shall have the meaning set forth in the Technology Transfer Agreement.

“Trade Secrets” shall have the meaning set forth in the Technology Transfer Agreement.

“Transferred Business Employee” has the meaning set forth in Section 11.1(c).

“Transition Services Agreement” means the agreement to be entered into by the parties at or immediately prior to the Closing substantially in the form set forth as Exhibit K hereto.

“VLDPE” means very low density polyethylene.

“Voluntary or Discretionary Assessment” means a voluntary or discretionary investigation or assessment of any kind whatsoever of the Environment (including but not limited to sampling of soil, soil vapor, groundwater, surface water or sediment) other than any investigation or assessment that is required to be performed by an Order from an Environmental Authority or that is required to be performed by the Purchaser under any Environmental Law. Without in any way limiting the generality of the preceding exception, the term does not include (1) any sampling or monitoring required to be conducted to obtain or to comply with Environmental Authorizations, (2) any assessment or test of equipment, such as a sewer or junction box, to determine the equipment’s integrity, (3) any reasonable and necessary engineering investigation or assessment related to a Purchaser construction project approved by Seller in accordance with the terms of the Ground Lease so long as any investigation or assessment of the Environment conducted as part of the construction project is performed in accordance with a work plan that has been approved by Seller in accordance with the Ground Lease, and (4) any investigation or assessment conducted by Purchaser designed strictly to rebut allegations or claims by Seller against Purchaser that are based on investigations or assessments conducted by Seller so long as the nature, scope or extent of Purchaser’s investigation or assessment substantially corresponds to the nature, scope or extent of any investigation or assessment performed by Seller.

“Work-around” has the meaning set forth in Section 2.2.

“Working Capital” means, as of any date, total Current Assets minus total Current Liabilities of the Business, as of such date in each case as prepared in accordance with the same accounting principles, procedures, policies and methods that were employed in preparing the Reference Balance Sheet and calculating the Reference Working Capital.

“Working Capital Difference” has the meaning set forth in Section 3.3(e).

“Year End Balance Sheets” has the meaning set forth in Section 5.5.

Section 1.2. Rules of Construction. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and (b) the terms “include” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the phrase “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the schedules, exhibits and disclosure letters to this Agreement), and references in this Agreement to Sections and Articles refer to sections and articles of this Agreement.

ARTICLE II

THE PURCHASE AND SALE

Section 2.1. Purchase and Sale of Purchased Shares and Inventory. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Purchased Shares and the Inventory, free and clear of all Liens and Restrictions.

Section 2.2. Nonassignable Business Contracts. In the case of any Business Contracts that require approval or consent in respect of the transactions contemplated hereby, Seller shall use commercially reasonable efforts to obtain, or cause to be obtained, on or prior to the Closing, any approvals or consents necessary to convey to Purchaser the benefit thereof. Purchaser shall cooperate with Seller in such manner as may be reasonably requested in connection therewith. In the event any consent or approval to an assignment contemplated hereby is not obtained on or prior to the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date, (a) with respect to Material Business

Contracts, until the earlier of (i) nine (9) months after the Closing Date, (ii) until such time as such consent or approval has been obtained or (iii) until it shall become reasonably apparent that such consent or approval is not forthcoming, whichever is shorter, and (b) with respect to all other Business Contracts, until the earlier of (i) three (3) months after the Closing Date, (ii) until such time as such consent or approval has been obtained or (iii) until it shall become reasonably apparent that such consent or approval is not forthcoming, whichever is shorter, and Seller shall cooperate with Purchaser in any appropriate and economically feasible arrangement (a “Work-around”) to provide that Purchaser shall receive Seller’s interest in the benefits under any such Business Contract, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.

ARTICLE III

CONSIDERATION

Section 3.1. Amount and Form of Consideration. The consideration to be paid by Purchaser to Seller in consideration of the Purchased Shares shall consist of the Share Purchase Price, subject to adjustment as set forth in Section 3.3, to be paid to Seller by Purchaser by wire transfer of same day funds in accordance with written wire instructions delivered to Purchaser by Seller at least two (2) Business Days prior to the Closing Date (the Share Purchase Price and Inventory Purchase Price, shall be referred to collectively herein as, the “Purchase Price”).

Section 3.2. Inventory Purchase Price Calculation. Seller shall give Purchaser prior notice of the time and place of its annual physical inventory of the Inventory (the “Inventory Review”) and Purchaser shall have the right to have its auditors (and, after the signing of this Agreement, Purchaser’s personnel) present at all times during the Inventory Review. Upon completion of the Inventory Review, Seller shall reconcile the results of the Inventory Review with the records of the Inventory kept in Seller’s SAP financial system, in accordance with Seller’s accounting policies as set forth on Schedule 3.2, consistently applied. At Closing, Inventory shall be valued as of the last day of the month immediately preceding the month in which Closing occurs, in accordance with Seller’s accounting policies as set forth on Schedule 3.2, consistently applied (such valuation, subject to adjustment as set forth in Section 3.3, the “Inventory Purchase Price”).

Section 3.3. Purchase Price Adjustment.

(a) Within ninety (90) calendar days following the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser an unaudited schedule of Working Capital and an unaudited Schedule of Inventory of the Business as of the close of business on the Closing Date (respectively, the “Closing Date Working Capital Schedule” and the “Closing Date Inventory Schedule”). Seller will certify to Purchaser that (i) the calculation of the Working Capital of the Business as of the Closing Date has been prepared in accordance with the same accounting principles, procedures, policies and methods that were employed in preparing the Reference Working Capital as set forth on Schedule 3.3(a) (the “Closing Working Capital”), and (ii) the calculation of the Inventory of the Business as of the Closing Date has been prepared in accordance with Seller’s accounting policies as set forth on Schedule 3.2, consistently applied (the “Closing Inventory”),

(b) During the preparation of the Closing Date Working Capital Schedule and Closing Date Inventory Schedule and the calculation of Closing Working Capital and Closing Inventory, and the period of any dispute within the contemplation of this Section 3.3, Purchaser shall: (i) provide Seller and Seller’s representatives with full access to the books, records, facilities and employees of the Business; and (ii) cooperate fully with Seller and Seller’s representatives, including by providing on a timely basis all information necessary or useful in the preparation of the Closing Date Working Capital Schedule and Closing Date Inventory Schedule and the calculation of Closing Working Capital and Closing Inventory.

(c) After receipt of the Closing Date Working Capital Schedule and Closing Date Inventory Schedule and the calculation of Closing Working Capital and Closing Inventory, Purchaser shall have sixty (60) calendar days to review the calculation of Closing Working Capital and Closing Inventory. Purchaser and its representatives shall have reasonable access to all relevant books, records and employees of Seller and Seller’s Affiliates to the extent reasonably required to complete their review of the Closing Date Working Capital Schedule and Closing Date Inventory Schedule and the calculation of Closing Working Capital and Closing Inventory. Purchaser may dispute those individual items which are a part of an aggregate line item in the Closing Date Working Capital Schedule or Closing Date Inventory Schedule and the calculation of Closing Working Capital or Closing Inventory (i) for which the disputed amount is at least $2,500; and (ii) which are disputed on the basis that such amounts were not determined in conformity with the same accounting principles, procedures, policies and methods that were employed in preparing the Reference Working Capital as set forth on Schedule 3.3(a) or Seller’s inventory policies as set forth on Schedule 3.2, as applicable, or contain arithmetic error. Any offsetting errors in the Closing Date Working Capital Schedule and Closing Date Inventory Schedule shall be deducted from the amounts disputed by Purchaser. Except to the extent Purchaser delivers written notice to Seller on or prior to the 60th calendar day after Purchaser’s receipt of the Closing Date Working Capital Schedule and Closing Date Inventory Schedule and the calculation of Closing Working Capital and Closing Inventory, which notice specifies in reasonable detail the amount, nature and basis of all disputed items, Purchaser shall be deemed to have accepted and agreed to the calculation of Closing Working Capital and/or Closing Inventory. If Purchaser so notifies Seller of its objection to the calculation of Closing Working Capital and/or Closing Inventory, Seller and Purchaser shall, within sixty (60) calendar days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be set forth in writing and shall be final, binding and conclusive. If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute would result in an aggregate adjustment to Closing Working Capital and Closing Inventory under Section 3.3 of less than $250,000, then no adjustment shall be made to the calculation of Closing Working Capital or Closing Inventory delivered by Seller to Purchaser.

(d) If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute would result in an aggregate adjustment to Closing Working Capital and Closing Inventory in excess of $250,000, then all amounts remaining in dispute shall be submitted to Ernst & Young LLP, or such other nationally recognized accounting firm that is not then the independent auditor for either party and is selected by mutual agreement of Seller and Purchaser (the ”Neutral Auditors”), within ten (10) calendar days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be shared equally between Seller and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 3.3 and the presentations by Seller and Purchaser (such presentations to contain the information deemed relevant by Seller or Purchaser, each in their sole discretion), and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with the same accounting principles, procedures, policies and methods that were employed in preparing the Reference Working Capital as set forth on Schedule 3.3(a) or Seller’s inventory policies as set forth on Schedule 3.2, as applicable, and this Section 3.3. The Neutral Auditors’ determination shall be made within thirty (30) calendar days of their selection, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive. The term “Final Closing Working Capital” and “Final Closing Inventory” shall mean the definitive Closing Working Capital and Closing Inventory, in each case, as agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with the terms of Section 3.3(c) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 3.3(d) (in addition to those items theretofore agreed to by Seller and Purchaser).

(e) Provided that the sum of (i) the difference between (W) Final Closing Working Capital and (X) Reference Working Capital (the “Working Capital Difference”), plus (ii) the difference between (Y) Final Closing Inventory and (Z) the Inventory Purchase Price (the “Inventory Difference”), is $250,000 or more, then the Share Purchase Price shall be (iii) increased dollar for dollar to the extent that the Working Capital Difference is a positive number and (iv) decreased dollar for dollar to the extent that the Working Capital Difference is a negative number, and the Inventory Purchase Price shall be (v) increased dollar for dollar to the extent that the Inventory Difference is a positive number, and (vi) decreased dollar for dollar to the extent the Inventory Difference is a negative number. Any adjustments to the Share Purchase Price or Inventory Purchase Price made pursuant to this Section 3.3(e) shall be paid by wire transfer of immediately available funds to the account specified by Purchaser or Seller, as applicable, within five Business Days after the Final Closing Working Capital and Final Closing Inventory is agreed to by Purchaser and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

ARTICLE IV

THE CLOSING

Section 4.1. Closing Date. Except as hereinafter provided, the closing of the transactions contemplated hereunder (the ”Closing”) shall take place at the offices of Jones Day in Atlanta, Georgia, on the last calendar day of the month in which the last of the conditions set forth in ARTICLE IX and ARTICLE X have been satisfied (other than those conditions that by their terms cannot be satisfied until the Closing Date, but subject to satisfaction or waiver of such conditions) or, in the case of ARTICLE IX, waived by Purchaser, or, in the case of ARTICLE X, waived by Seller, or at such other place and at such other time and date as may be mutually agreed upon by Purchaser and Seller. The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be effective as of 11:59 p.m. Eastern Time on the last calendar day of the month in which Closing occurs (the “Effective Time”).

Section 4.2. Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

(a) stock certificates representing the Purchased Shares free and clear of all Liens and Restrictions, together with stock powers duly endorsed in blank;

(b) the certificate referred to in Section 9.6 signed on behalf of Seller by an officer of Seller;

(c) the Technology Transfer Agreement, duly executed by Seller;

(d) the Ground Lease, duly executed by Seller;

(e) the Operating Agreement, duly executed by Seller;

(f) the Pipeline Purchase Agreement, duly executed by Mustang Pipeline Company, a Subsidiary of Seller;

(g) the Services Agreement, duly executed by Seller;

(h) the Ethylene Supply Agreement, duly executed by Seller;

(i) the Trademark Assignment Agreement, duly executed by Seller;

(j) the Transition Services Agreement, duly executed by Seller;

(k) the Inventory Bill of Sale, duly executed by Seller;

(l) the resignations of the then-current officers and directors of Eastman EPC as required by Section 9.8; and

(m) such other documents and instruments as Purchaser may reasonably request that do not alter the parties’ respective obligations hereunder.

Section 4.3. Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver to Seller the following:

(a) the Share Purchase Price in the amount and manner provided in Section 3.1;

(b) the Inventory Purchase Price as provided in the Inventory Bill of Sale;

(c) the certificate referred to in Section 10.5 signed on behalf of Purchaser by the Chief Executive Officer, President, Chief Financial Officer or any Vice President of Purchaser;

(d) the Technology Transfer Agreement, duly executed by Eastman EPC;

(e) the Ground Lease, duly executed by Eastman EPC;

(f) the Operating Agreement, duly executed by Eastman EPC

(g) the Pipeline Purchase Agreement, duly executed by Eastman EPC;

(h) the Services Agreement, duly executed by Eastman EPC;

(i) the Ethylene Supply Agreement, duly executed by Eastman EPC;

(j) the Trademark Assignment Agreement, duly executed by Eastman EPC;

(k) the Transition Services Agreement, duly executed by Eastman EPC; and

(l) such other documents and instruments as Seller may reasonably request that do not alter the parties’ respective obligations hereunder.

Section 4.4. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE V

WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedules dated as of the date hereof and delivered by Seller to Purchaser (the “Seller Disclosure Schedules”):

Section 5.1. Organization and Good Standing. Each of Seller and Eastman EPC are duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has all requisite power and authority to own, lease and operate its properties and assets and to carry on, in all material respects, the Business. Seller and Eastman EPC are each duly qualified, authorized or licensed to conduct business under the laws of each jurisdiction in which the conduct of the Business or the ownership or lease of the assets owned or leased by it in respect of the Business requires such qualification, authorization or license, except where the failure to be so qualified, authorized or licensed would not reasonably be expected to have a Material Adverse Effect on the Business.

Section 5.2. Authorization of Agreement. Each of Seller and Eastman EPC has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed and delivered by it in connection with the consummation of the transactions contemplated hereby (all such other agreements, documents, instruments and certificates required to be executed by Seller or Eastman EPC being hereinafter referred to, collectively, as the “Seller Documents”) and to perform its obligations contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Seller Document to which it is a party, and the execution, delivery and performance by Eastman EPC of each of the Seller Documents to which it is a party, have been duly authorized by all necessary corporate action on the part of Seller and Eastman EPC. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by Purchaser) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Each of the Seller Documents will be, on or prior to the Closing Date, duly executed and delivered by, as applicable, Seller and/or Eastman EPC and (assuming the due authorization, execution and delivery thereof by Purchaser) each of the Seller Documents when so executed and delivered will constitute a legal, valid and binding obligation of, as applicable, Seller and/or Eastman EPC, enforceable against them in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (B) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 5.3. Conflicts; Consents of Third Parties. None of the execution and delivery by Seller of this Agreement or the Seller Documents to which it is a party, the execution and delivery by Eastman EPC of the Seller Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, compliance by Seller with any of the provisions hereof, or by Seller or Eastman EPC with any of the provisions of any of the Seller Documents, will (a) result in the breach of any provision of Seller’s Organizational Documents or the Organizational Documents of Eastman EPC; (b) violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of consent, cancellation, termination or acceleration or right to increase the obligations or otherwise modify the terms under any Material Business Contract, other than those Material Business Contracts identified on Schedule 5.3 hereto; (c) to the Knowledge of Seller, constitute a violation of any Law or Order applicable to Seller or Eastman EPC; or (d) result in the creation or imposition of any Lien (other than any Lien in favor of Purchaser and Permitted Exceptions) upon any of the assets of Eastman EPC, except in the case of subsections (c) and (d) as is not reasonably likely to have a Material Adverse Effect on the Business or Seller. No consent, waiver, approval, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or Eastman EPC in connection with the execution and delivery of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Seller and Eastman EPC with any of the provisions hereof or thereof, except (y) for such consents, waivers, approvals, Permits or authorizations of, or declarations or filings with, or notifications to, any Person or Governmental Body, the failure to receive or make is not reasonably likely to have a Material Adverse Effect on the Business, and (z) for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”).

Section 5.4. Capitalization; Equity Interests. Schedule 5.4 of the Seller Disclosure Schedules sets forth the authorized and outstanding capital stock of Eastman EPC. All of the issued and outstanding shares of the capital stock of Eastman EPC have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record by Seller. Seller is the sole record and beneficial holder of the Purchased Shares. Seller owns the Purchased Shares free and clear of all Liens and Restrictions and such shares represent all of the issued and outstanding capital stock of Eastman EPC. There are no outstanding (a) securities of Eastman EPC convertible into or exchangeable for shares of capital stock or voting securities of Eastman EPC, or (b) options or other rights in favor of third parties to acquire from Eastman EPC, and no obligation of Eastman EPC to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities. No preemptive rights or rights of first refusal exist with respect to shares of capital stock of Eastman EPC and, no such rights will arise by virtue of or in connection with the transactions contemplated by this Agreement. Eastman EPC does not have any Subsidiaries or hold, directly or indirectly, an equity interest in any other Person.

Section 5.5. Financial Statements; Books and Records. Seller has made available to Purchaser true and correct copies of (a) the unaudited balance sheets of the Business as of December 31, 2005, 2004 and 2003 (the “Year End Balance Sheets”) and the related unaudited statement of income for the fiscal years ended as of December 31, 2005, 2004 and 2003 (collectively with the Year End Balance Sheets, the “Full Year Financial Statements”) and (b) the unaudited balance sheet of the Business as of June 30, 2006 and the related unaudited statements of income for the quarter ended as of June 30, 2006 (collectively, the “Interim Financial Statements”). The Full Year Financial Statements were derived from the audited consolidated financial statements of Seller which were prepared in accordance with GAAP and fairly present in all material respects the financial condition of Eastman EPC at each of the dates of the Full Year Financial Statements and the results of operations for each of the periods covered thereby. The Interim Financial Statements were derived from the unaudited interim consolidated financial statements of Seller which were prepared in accordance with GAAP (except insofar as they do not reflect normal, recurring year-end adjustments and do not contain footnote disclosures) and fairly present in all material respects the financial condition of Eastman EPC at the date of the Interim Financial Statements and the results of operations for the period covered thereby. The Full Year Financial Statements and the Interim Financial Statements have been prepared in a manner customary for divisions reporting into a consolidated group within Seller and compiled in accordance with the accounting principles, adjustments and exceptions described in Schedules 3.2 and 5.5 of the Seller Disclosure Schedules. The Full Year Financial Statements and the Interim Financial Statements have not been prepared in accordance with GAAP standards for presentation on a standalone basis, and both include certain items that are eliminated in consolidation as described therein and exclude certain items that may customarily be included in consolidations as described therein. The Full Year Financial Statements and the Interim Financial Statements have been derived from, and prepared in accordance with, the books and records of Seller and its Affiliates.

Section 5.6. No Undisclosed Liabilities. Neither Seller, with respect to the Business, nor Eastman EPC, have, as of the Reference Date, any indebtedness, obligations or liabilities aggregating to exceed $100,000 that were required in accordance with the accounting principles described in Section 5.5 used to prepare the Year End Balance Sheet as of such dates, to be reflected, reserved against or otherwise disclosed on the Year End Balance Sheet that were not so reflected, reserved against or otherwise disclosed. Since the Reference Date, neither Seller with respect to the Business, nor Eastman EPC, have incurred any liabilities that would have been required to be reflected, reserved against or otherwise disclosed on the Year End Balance Sheet as of such dates had such liabilities existed as of the Reference Date other than (a) those incurred in the ordinary course of business consistent in all material respects with past practice, (b) those otherwise disclosed herein or in the Interim Financial Statements, or (c) those that will be paid or extinguished prior to the Effective Time or reflected in the calculation of Closing Working Capital.

Section 5.7. Absence of Certain Developments. Since the Reference Date, except in connection with the transactions contemplated hereby:

(a) The Business has been conducted in all material respects in the ordinary course consistent with past practice;

(b) There has not occurred any Material Adverse Effect on the Business; and

(c) Seller has not made any change in the accounting practices or policies applied in the preparation of financial statements of the Business, except to incorporate portions of the Business as a wholly-owned subsidiary of Seller and as required by GAAP.

Section 5.8. Taxes.

(a) All material Tax Returns required to be filed on or before the Closing Date (taking into account any extensions validly obtained) by Seller with respect to the Business or by Eastman EPC in either case for any period ending on or before the Closing Date have been, or will be, timely filed on or before the Closing Date and all such Tax Returns are complete and accurate in all respects. All Tax liabilities that are shown to be due on any such Tax Return or are related to any such Tax Return have been properly accrued on a basis consistent with such Tax Returns.

(b) All Taxes shown to be due on such Tax Returns (or payable pursuant to any assessments with respect to such Tax or Tax Returns) have been, or will be, timely paid. There is no Lien for Taxes upon any property or asset of Eastman EPC, except for Liens for Taxes not yet due.

(c) To the Knowledge of Seller, there is no material action, suit, claim, or assessment, or any investigation or audit pending (i) against Eastman EPC with respect to Taxes or (ii) against Seller or any Affiliate of Seller with respect to Taxes for which Eastman EPC may be liable whether by agreement or by reason of applicable law or regulation (including Treasury Regulation Section 1.1502-6).

(d) All Taxes due and payable by Eastman EPC or for which Eastman EPC is or may be liable in respect of periods prior to the Closing Date, other than Taxes for current periods not yet due and payable prior to the Closing Date, have been (or will be, prior to the Closing Date) paid in full, all Tax returns required to be filed in connection therewith have been accurately prepared and filed, and all deposits required by Law to be made by Eastman EPC with respect to employees’ withholding Taxes and other withholding Taxes have been duly made, and any such amount that is required to be withheld but not yet deposited has so been withheld. No deficiency for any Tax or claim for additional Taxes has been asserted, assessed or, to the Knowledge of the

Seller, proposed against Eastman EPC, and Eastman EPC has not granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Eastman EPC is not a party to any tax allocation or sharing agreement.

(e) Eastman EPC has not engaged in any “reportable transaction”, within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Eastman EPC has not agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision or comparable provision of other law) by reason of any change in accounting method. Eastman EPC has no application pending as to any such change in accounting method and no such change in accounting method has been proposed by any Tax authority.

(g) Eastman EPC is not a distributing corporation or a controlled corporation, in either case within the meaning of Section 355(a)(1)(A) of the Code, as to a distribution that constitutes part of the plan (or a series of related transactions) of the transaction for which provision is made in this Agreement. No payment that is made pursuant to this Agreement will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) No asset of Eastman EPC is “tax exempt use property”, within the meaning of Section 168(h) of the Code, or “tax exempt bond financed property”, within the meaning of Section 168(g)(5) of the Code, or is otherwise subject to a provision of applicable law which extends the period over which the cost thereof may be recovered for purposes of any Tax.

Section 5.9. Real Property.

(a) As of the Closing, Eastman EPC will own (i) a valid leasehold interest in all Eastman EPC Leased Real Property indicated in Schedule 5.9(a) of the Seller Disclosure Schedules as being leased by it and (ii) good and marketable title to the improvements and fixtures on the Eastman EPC Leased Real Property, in each case free and clear of all Liens except Permitted Exceptions.

(b) As of the Closing, the Eastman EPC Real Property Lease will be in full force and effect, and a valid and binding obligation of Seller, enforceable against it in accordance with its terms, and there will be no material default under the Eastman EPC Real Property Lease by Seller, and no event will have occurred as of the Closing Date that, with the lapse of time or the giving of notice or both, would constitute a material default by Eastman EPC.

(c) Seller is the holder of good and marketable fee simple title to the Eastman EPC Leased Real Property, free and clear of all Liens except Permitted Exceptions.

Section 5.10. Tangible Personal Property. Eastman EPC has valid title to all material items of tangible personal property owned by it, free and clear of all Liens except for Permitted Exceptions, other than personal property subject to a Personal Property Lease.

Section 5.11. Intellectual Property.

(a) The Technology Transfer Agreement contains a true and correct list of the following categories of Purchased Intellectual Property: (i) Patents; (ii) Trademark and service mark registrations and applications; and (iii) registered internet domain names.

(b) (i) Other than the Patents listed on Schedule 5.11(b)(i) of the Seller Disclosure Schedules, Seller is the owner of all Purchased Intellectual Property material to the Business, and has all right, title and interest in and to such Purchased Intellectual Property free and clear of any Liens other than Permitted Exceptions; (ii) Seller and its Affiliates have full right, power and authority to grant the licenses granted pursuant to the Technology Transfer Agreement; and (iii) the consummation of the transactions contemplated hereby and by the Seller Documents will not, to the Knowledge of Seller, result in the loss or impairment of any of the rights of the Business or Eastman EPC in any Purchased Intellectual Property, assuming the receipt of the consents under certain contracts required in connection with the transactions contemplated hereby all as identified on Schedule 5.11(e) of the Seller Disclosure Schedules (the “IP Consents”).

(c) To the Knowledge of Seller, (i) other than as provided in Schedule 5.11(c) of the Seller Disclosure Schedules, neither the Purchased Intellectual Property nor the Licensed Intellectual Property is the subject of any pending or threatened, opposition, interference or cancellation proceeding before any registration authority in any jurisdiction in which the operations of the Business or Eastman EPC are conducted and (ii) all registrations and applications for all such Purchased Intellectual Property and Licensed Intellectual Property as provided in the Technology Transfer Agreement are in full force and effect and have not been abandoned or withdrawn.

(d) (i) Neither Seller nor Eastman EPC has given any notice of infringement or misappropriation to any Person with respect to any Purchased Intellectual Property or Licensed Intellectual Property within the past two years, and no claim or controversy with respect to any such alleged infringement or misappropriation currently exists or to the Knowledge of Seller, is threatened and (ii) to the Knowledge of Seller, use of Purchased Intellectual Property or Licensed Intellectual Property, and the manufacture, use or sale of Seller’s products by each of Seller or Eastman EPC do not infringe or misappropriate any valid intellectual property rights of any Person and no claims of infringement or misappropriation of intellectual property rights of any Person have been asserted within the past two years by any Person against Seller or Eastman EPC with respect to their use of the Purchased Intellectual Property or Licensed Intellectual Property, and no such claims are, to the Knowledge of Seller, presently pending or threatened.

(e) Schedule 5.11(e) of the Seller Disclosure Schedules identifies each IP License material to the Business currently in effect.

(f) Seller has taken commercially reasonable steps to ensure the protection and maintenance of Trade Secrets that are part of the Purchased Intellectual Property and Licensed Intellectual Property. To Seller’s Knowledge, no past or present employee or contractor of Seller or Eastman EPC has asserted or has any claims in or to any Purchased Intellectual Property or Licensed Intellectual Property material to the Business.

Section 5.12. Contracts. Schedule 5.12 of the Seller Disclosure Schedules sets forth a true and correct list, as of the date hereof, of each of the following Contracts to which Eastman EPC is a party, or to which Seller is a party and that primarily relate to the Business, and are “Material Business Contracts.” “Material Business Contracts,” as such term is used in this Agreement means: (i) Contracts relating to the acquisition or disposition of any material assets not made in the ordinary course of business, and any Contracts providing for any merger, acquisition or other business combination, to the extent that such Contract provides for continuing obligations by the parties thereto; (ii) Contracts providing for the purchase of electricity, raw materials, supplies, services, merchandise or equipment that are not terminable without penalty within a period of ninety (90) calendar days and involving annual payments in excess of $5,000,000; (iii) Contracts providing for the sale of products and involving annual payments in excess of $5,000,000; (iv) Personal Property Leases; (v) Contracts for research and development collaboration involving annual payments in excess of $2,000,000; (vi) non-competition or exclusive dealing agreements, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of Eastman EPC to solicit customers for the Business or (B) the localities in which, all or any portion of the Business is conducted; (vii) joint venture or partnership agreements; (viii) Contracts providing for the disposal of Hazardous Substances; and (ix) Contracts providing for the transportation of products of the Business that are not terminable without penalty within a period of ninety (90) calendar days and involving annual payments in excess of $5,000,000. Each of Seller and Eastman EPC has performed in all material respects all of the obligations required to be performed by it to date, and is not in default under, any of the Material Business Contracts, and, to the Knowledge of Seller, no other party to any of the Material Business Contracts is in default thereunder, in each case except as is not reasonably likely to have a Material Adverse Effect on the Business or Seller. Each Material Business Contract is in full force and effect. Seller has made available to Purchaser accurate, correct and complete copies of each Material Business Contract (as amended to the date hereof).

Section 5.13. Employee Matters.

(a) Schedule 5.13(a) of the Seller Disclosure Schedules sets forth a complete list of the Business Employees.

(b) Section 5.13(b) of the Seller Disclosure Schedules lists all employment agreements to which Seller or a Subsidiary of Seller is a party with a Business Employee (“Employment Agreements”) and that do not terminate as of the Closing Date, and Seller has made available to Purchaser true, complete, and correct copies of all such Employment Agreements.

(c) Schedule 5.13(c) of the Seller Disclosure Schedules sets forth a true and correct list, as of the date hereof, of all material deferred compensation, pension, profit-sharing and retirement plans, all bonus, retention bonus, and severance plans, and all other material employee benefit, welfare or fringe benefit plans, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, maintained, sponsored or with respect to which contributions are made by Seller or its Subsidiaries for the benefit of the Business Employees, or in which any Business Employee participates (collectively, the “Employee Benefit Plans”). True and correct copies of the most recent plan summaries distributed to the Business Employees, if any, with respect to each of the Employee Benefit Plans (as applicable) have been made available to Purchaser.

(d) Eastman EPC does not employ any individuals as of the date of this Agreement, nor has it ever employed any individuals.

(e) Seller has made available to Purchaser copies of all employee manuals and all material policies, procedures, and work-related rules that apply to the Business Employees (“Employee Policies and Procedures”).

(f) None of the Business Employees participates in any “multiemployer plan” (as defined in Section 3(37) of ERISA). No withdrawal liability has been incurred by or asserted by Seller, its Subsidiaries or Eastman EPC with respect to any multiemployer plan. No Employee Benefit Plan is subject to Title IV of ERISA or a multiple employer plan under Section 413(c) of the Code.

(g) The single Employee Benefit Plan that is intended to qualify under the provisions of Section 401(a) of the Code that the Business Employees participate in is the Seller’s 401(k) Plan. The Internal Revenue Service has issued a favorable determination or opinion letter for Seller’s 401(k) Plan and, to the Knowledge of Seller, nothing has occurred that would adversely affect the qualified status of such plan.

Section 5.14. Labor.

(a) There are no collective bargaining agreements that pertain to any of the Business Employees.

(b) Within the past five (5) years, no labor organization representing any Business Employees or group of Business Employees has made a pending demand against Seller or any of its Subsidiaries for recognition; and there are no representation proceedings or petitions seeking a representation proceeding presently pending involving any Business Employees or, to the Knowledge of Seller, threatened to be brought or filed with the U.S. National Labor Relations Board or with any non-U.S. Governmental Body having jurisdiction over such matters.

(c) As of the date hereof, there are no strikes, work stoppages or lockouts pending, or to the Knowledge of Seller, threatened, involving Business Employees, and within the past five (5) years, no strikes, work stoppages or lockouts have occurred involving Business Employees.

(d) Within the past five (5) years, neither Seller nor any of its Subsidiaries has engaged in a “plant closing” or “mass layoff” as such terms are defined in the United States Federal Worker Adjustment, Retraining and Notification Act of 1988, as amended, at Seller’s Longview, Texas facility.

Section 5.15. Litigation. As of the date hereof, and with the exception of environmental matters, which are addressed in Section 5.17, there is no material Proceeding pending or, to the Knowledge of Seller, threatened against Seller or Eastman EPC or any other Affiliate of Seller that challenges, or questions the validity of, this Agreement, any Seller Document or any action taken or to be taken by Seller or Eastman EPC in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby. Schedule 5.15 of the Seller Disclosure Schedules sets forth a true and correct list, as of the date hereof, of all pending or, to the Knowledge of Seller as of the date hereof, threatened material Proceedings in which Seller is a party and that relate primarily to the Business, or in which Eastman EPC is a party (considered without regard to environmental matters, which are addressed in Section 5.17).

Section 5.16. Compliance with Other Laws; Permits.

(a) To the Knowledge of Seller, Seller and Eastman EPC are conducting the Business in all material respects in compliance with all applicable Laws and Orders (with the exception of Environmental Laws, which are addressed in Section 5.17).

(b) With the exception of Environmental Authorizations, which are addressed in Section 5.17, Eastman EPC holds all Permits of all Governmental Bodies that by the nature of the operations of the Business conducted by it or the ownership of the assets owned by it are Permits required to conduct the operation and ownership thereof in the manner currently conducted or to use such assets in the manner currently utilized in the Business, except for such Permits, if any, as to which the failure to hold are not reasonably likely to have a Material Adverse Effect on the Business or Seller. As of the date hereof, all such Permits described in the immediately preceding two sentences are in full force and effect and none of them have expired, and none of Seller or Eastman EPC has received written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any of such Permits. Schedule 5.16(b) lists all such Permits to be transferred from Seller to Eastman EPC or Purchaser.

Section 5.17. Environmental Matters.

(a) Except as otherwise disclosed in Schedule 5.17(a) of the Seller Disclosure Schedules, Eastman EPC has obtained or is in the process of obtaining all material Environmental Authorizations required for operation of the Business. Except as otherwise disclosed in Schedule 5.17(a) of the Seller Disclosure Schedules, (i) these Environmental Authorizations are in full force and effect, and (ii) there is no Proceeding pending, or, to the Seller’s Knowledge, threatened, which might directly and adversely affect the validity of any of these Environmental Authorizations.

(b) Except as otherwise disclosed in Schedule 5.17(b) of the Seller Disclosure Schedules, neither Seller nor Eastman EPC has received any written communication from any Environmental Authority during the 4 years prior to the date hereof alleging that the Business, Eastman EPC or the Seller’s operation or use of the Eastman EPC Leased Real Property is in material violation of any Environmental Law or Environmental Authorization.

(c) Except as otherwise disclosed in Schedule 5.17(c) of the Seller Disclosure Schedule, neither Seller nor Eastman EPC has received any written communication from any third party during the 4 years prior to the date hereof alleging that Seller or Eastman EPC is required to conduct investigation or remediation activities in connection with the Business or in connection with the Eastman EPC Leased Real Property.

(d) Except as otherwise disclosed in Schedule 5.17(d) of the Seller Disclosure Schedules, there is no Proceeding pending against Seller (in connection with the operation of the Business), Eastman EPC, the Business or the Eastman EPC Leased Real Property, nor to Seller’s Knowledge, is any such Proceeding threatened, in which any material violation of Environmental Law by or Environmental Liability of Seller (in connection with the operation of the Business), Eastman EPC, the Business or the Eastman EPC Leased Real Property is alleged or asserted.

(e) Seller has made available to Purchaser copies of all non-privileged environmental reports or investigations in its possession or under its control that were prepared in the last 4 years that assess the compliance or liability of the Business or of Eastman EPC or the Eastman EPC Leased Real Property under applicable Environmental Laws. A list of such reports or investigations is set forth in Schedule 5.17(e) of the Seller Disclosure Schedules.

(f) The representations and warranties of the Seller in this Section 5.17 shall be the sole and exclusive representations and warranties of the Seller in this Agreement with respect to matters arising under Environmental Laws

Section 5.18. Ownership of Necessary Assets and Rights. Except for (a) those assets and services to be provided pursuant to the terms of the Services Agreement, Operating Agreement, Ground Lease, Technology Transfer Agreement, Pipeline Purchase Agreement, Ethylene Supply Agreement, Trademark Assignment Agreement, Transition Services Agreement and/or Inventory Bill of Sale, (b) Business Contracts as to which a Work-around is implemented, (c) Permits that cannot be transferred to Eastman EPC and (d) Business Employees who do not become Transferred Business Employees, and (e) as otherwise described in Section 5.18 of the Seller Disclosure Schedules, the assets, properties and rights of Eastman EPC acquired by virtue of the acquisition of the Purchased Shares will comprise all of the assets, properties and rights necessary to the continued operation of the Business substantially as conducted as of the date hereof.

Section 5.19. Customers and Suppliers. Schedule 5.19(a) of the Seller Disclosure Schedules lists the top fifteen (15) customers and top ten (10) suppliers (based upon sales revenues or purchases per annum) of the Business during the year ended December 31, 2005.

Section 5.20. Insurance. Schedule 5.20 of the Seller Disclosure Schedules sets forth an accurate and complete list of all insurance claims in excess of $3,000,000 and individual workers compensation claim in excess of $25,000 made by Seller or Eastman EPC on any policies affecting the Business (including with respect to third party coverage and self insurance) during the preceding three (3) calendar years.

Section 5.21. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or any Affiliate of Seller in connection with the negotiations relating to or the transactions contemplated hereby and no Person is entitled to any fee or commission or like payment in respect thereof from Purchaser based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or any Affiliate of Seller.

Section 5.22. No Additional Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY,

NOR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, (B) THE BUSINESS AND ASSETS BEING TRANSFERRED TO PURCHASER AT CLOSING BY VIRTUE OF THE TRANSFER OF THE PURCHASED SHARES ARE TO BE CONVEYED IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF, AND (C) SELLER MAKES NO GUARANTY OF QUALITY WITH RESPECT TO ANY OF THE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS, FORECASTS OR FORWARD-LOOKING INFORMATION PROVIDED TO PURCHASER.

ARTICLE VI

WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that, except as set forth in the Disclosure Schedules dated as of the date hereof and delivered by Purchaser to Seller (the “Purchaser Disclosure Schedules”):

Section 6.1. Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware. Purchaser is duly qualified, authorized or licensed to conduct business under the laws of each jurisdiction in which the conduct of the business conducted by it or the ownership of the assets owned by it requires such qualification, authorization or license, except where the failure to be so qualified, authorized or licensed is not reasonably likely to have a Material Adverse Effect.

Section 6.2. Authorization of Agreement. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed and delivered by it in connection with the consummation of the transactions contemplated hereby (all such other agreements, documents, instruments and certificates required to be executed by Purchaser being hereinafter referred to, collectively, as the “Purchaser Documents”) and to perform its obligations contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and each of the Purchaser Documents will be, on or prior to the Closing Date, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by, as applicable, Seller and/or Eastman EPC) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except that (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 6.3. Conflicts; Consents of Third Parties. None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Purchaser with any of the provisions hereof or thereof will (a) result in the breach of any provision of Purchaser’s Organizational Documents; or (b) to the Knowledge of Purchaser, constitute a violation of any Law or Order applicable to Purchaser except, in the case of subsection (b), as is not reasonably likely to have a Material Adverse Effect on Purchaser. No consent, waiver, approval, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Purchaser with any of the provisions hereof or thereof, except (x) for such consents, waivers, approvals, Permits or authorizations of, or declarations or filings with, or notifications to, any Person or Governmental Body, as to which the failure to receive or make any of the same is not reasonably likely to have a Material Adverse Effect on Purchaser; (y) for compliance with the applicable requirements of the HSR Act; and (z) for such filings to be made with any appropriate non-U.S. Governmental Body to consummate the transactions hereunder as described in Schedule 6.3 of the Purchaser Disclosure Schedules.

Section 6.4. Litigation. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser that challenges, or questions the validity of, this Agreement, any Purchaser Document or any action taken or to be taken by Purchaser in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

Section 6.5. Financing. On the date hereof, Purchaser has sufficient cash resources available to pay the Purchase Price, and on the Closing Date, Purchaser will have sufficient immediately available cash to pay the Purchase Price, any expenses to be incurred by Purchaser in connection with this Agreement, and to perform its obligations hereunder following the Closing and to provide adequate working capital to the Business.

Section 6.6. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser or any Affiliate of Purchaser in connection with the negotiations relating to or the transactions contemplated hereby and no Person is entitled to any fee or commission or like payment in respect thereof from Seller based in any way on agreement, arrangement or understanding made by or on behalf of Purchaser or any Affiliate of Purchaser.

Section 6.7. WARN Act. Purchaser does not intend to engage within sixty (60) days following the Closing Date in a “plant closing” or “mass layoff” as such terms are defined in the United States Federal Worker Adjustment, Retraining and Notification Act of 1988, as amended.

Section 6.8. No Knowledge of Seller’s Breach. As of the date hereof, neither Purchaser nor any of its Affiliates or representatives has Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Purchaser from its timely performance of its obligations hereunder. Purchaser shall notify Seller as promptly as practicable if any such information comes to its attention prior to the Closing.

ARTICLE VII

COVENANTS OF SELLER

From and after the date hereof and until the Closing (except with respect to Sections 7.4, 7.6, 7.7 and 7.10, which shall survive the Closing in accordance with their terms), Seller hereby covenants and agrees that:

Section 7.1. Access to Documents. Seller shall afford to representatives of Purchaser reasonable access to Seller’s management to answer Purchaser’s questions concerning the business operations and affairs of the Business, corporate records, books of accounts, Business Contracts, financial statements and other documents exclusively relating to the Business reasonably requested by Purchaser, and Seller shall permit Purchaser and its representatives reasonable access to the Eastman EPC Leased Real Property (including for the purposes of surveying the Eastman EPC Real Property if desired by Purchaser), in all cases to the extent permitted by applicable Law; provided, however, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to Seller’s business or personnel. Notwithstanding the foregoing, nothing contained herein shall permit Purchaser to conduct any soil, groundwater or other intrusive sampling. All requests for access shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and access thereunder.

Section 7.2. Conduct of Business.

(a) Until the Closing Date, Seller shall, solely with respect to the operation of the Business, and shall cause Eastman EPC to (unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise contemplated hereby, use commercially reasonable efforts to:

(i) operate in the ordinary course in all material respects consistent with past practice;

(ii) (A) preserve its present material business operations, organization and goodwill, (B) keep available the services of its present officers and key employees and (C) preserve its present relationships with Persons having business dealings with it; and

(iii) maintain its books, accounts and records in the ordinary course, on a basis consistent in all material respects with past practice.

(b) Notwithstanding the foregoing, except as contemplated by this Agreement or as set forth on Schedule 7.2, Seller shall not, and shall not permit Eastman EPC to, until the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) except in the ordinary course of business or as required by Law, or as required by any contractual obligation or other understanding or arrangement disclosed on Schedule 7.2, increase the rate of compensation payable or to become payable to any Business

Employees or enter into or amend any employment, severance or similar or related agreement with any Business Employee, or materially amend any existing Employee Benefit Plan or establish any new Employee Benefit Plan, except in respect of any of the foregoing to the extent generally applicable to other similarly situated employees of Seller or its Affiliates (and Seller shall provide notice to Purchaser in the event it takes any of the actions permitted under this paragraph (i));

(ii) except in the ordinary course of business consistent with past practice or as otherwise provided for herein or contemplated hereby, enter into any new, or modify any material terms of, any existing Material Business Contract;

(iii) amend or otherwise change any Organizational Documents of Eastman EPC;

(iv) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of Eastman EPC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of Eastman EPC, or any other ownership interest in Eastman EPC;

(v) declare, set aside, make or pay any non-cash dividend or other non-cash distribution on share of capital stock of Eastman EPC; or

(vi) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of Eastman EPC.

Section 7.3. Consents and Conditions.

(a) Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; (ii) making all registrations and filings as promptly as practicable with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies (including those in connection with the HSR Act and any other applicable Law) and using all commercially reasonable efforts to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; (iii) responding to any information requests from Governmental Bodies as soon as reasonably practicable; and (iv) defending any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Body vacated or reversed.

(b) Seller shall keep Purchaser reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing Purchaser with copies of notices or other communications received by Seller or by Eastman EPC from any third party and/or any Governmental Body with respect to the transactions contemplated hereby. Purchaser and Seller shall each promptly furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) and any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body in connection herewith and the transactions contemplated hereby; provided, however, that Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other as for “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel. Each party shall, subject to applicable Law, permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Body. Purchaser and Seller agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Body, gives the other party the opportunity to attend and participate; provided, however, that Seller shall not be deemed to have breached this covenant if (x) Seller uses efforts reasonable under the circumstances to contact Purchaser or its representatives, but is nonetheless unable to reach Purchaser or its representatives prior to the time at which such Governmental Body proposes to conduct such meeting or discussion or (y) any such designated representatives are unable to participate in such meeting or discussion at such proposed time.

Section 7.4. Public Statements. Before Seller shall issue any press release or otherwise make any public statement concerning this Agreement or the transactions contemplated hereby, Seller shall so advise and cooperate with Purchaser and shall not release such information without Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such information is otherwise publicly available other than as a result of a disclosure by Seller made in breach of this Section 7.4 or (b) the release thereof is, in the reasonable judgment of Seller, required by any Law (including any rule of any securities exchange on which Seller’s securities are traded) or Order to which Seller is bound or subject; provided, however, in the case of this clause (b), that Seller take all reasonable endeavors to notify Purchaser prior to making any such disclosure and shall restrict such disclosure to the minimum required by Law (in the reasonable judgment of Seller).

Section 7.5. Further Actions. Seller shall use commercially reasonable efforts to satisfy or cause to be satisfied as promptly as practicable its obligations hereunder and the conditions precedent to Closing.

Section 7.6. Confidentiality. Seller agrees that any non-public or proprietary information in its or any of its Affiliates’ possession or control that that relates exclusively to the Business shall not be used (except as may be permitted pursuant to the Technology Transfer Agreement) and shall be maintained in confidence by Seller and its Affiliates and shall not be divulged by Seller or any of its Affiliates to any other Person without the prior written consent of

Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 7.6 shall not apply to any such information that (a) through no fault of Seller or any of its Affiliates is or becomes generally known in the relevant industry, (b) is disclosed to Seller or any of its Affiliates by a third party having a bona fide right to disclose the information or the disclosure of which is legally required or (c) is independently developed after the Closing without any reference to any non-public or proprietary information that relates primarily to the Business, but Seller shall notify Purchaser before making any such legally required disclosure and use its reasonable efforts to limit the amount of such information so disclosed to protect its confidentiality to the extent possible.

Section 7.7. Preparation of Financial Statements. In the event that Purchaser reasonably determines, based upon the advice of its independent accountants or a request by the SEC, that it requires any financial statements (audited or otherwise) with respect to the Business in addition to the financial statements described in Section 5.5 hereof in order to comply with the requirements of the SEC, Seller shall use commercially reasonable efforts to afford Purchaser and its auditors access to (a) the books and records of Eastman EPC and Mustang Pipeline Company (to the extent related to the Business only) and (b) Seller’s auditors and personnel to the extent reasonably required by Purchaser to prepare and/or audit all such financial statements. The cost and expense of preparing such additional financial statements (including the costs of Seller’s auditors) shall be borne solely by Purchaser.

Section 7.8. Termination of Affiliate Contracts. At or prior to the Closing, Eastman EPC shall terminate all Contracts with Seller or its Affiliates and all payments due and owing Eastman EPC under such Contracts shall be paid or cancelled at, or prior to, the Closing. Likewise, all payments due and owing Seller or its Affiliates under any such Contract shall be paid or cancelled at, or prior to, the Closing.

Section 7.9. Termination of Employment Agreements with Transferred Business Employees. At or prior to the Closing, Eastman EPC shall terminate all Employment Agreements with the Transferred Business Employees.

Section 7.10. Mail/Payments Received After Closing. Following the Closing, any mail received by Seller relating to the Business shall be promptly forwarded to Purchaser at the address set forth in Section 15.7. Following the Closing, any payments payable to EPC received by Seller shall be promptly paid to EPC.

ARTICLE VIII

COVENANTS OF PURCHASER

From and after the date hereof and until the Closing (except with respect to Section 8.1, Section 8.4 and Section 8.6, which shall survive the Closing in accordance with their terms), Purchaser hereby covenants and agrees that:

Section 8.1. Confidentiality. As of the Closing Date, the Confidentiality Agreement shall terminate and cease to be of effect to the extent information and materials relate to the Business. From and after the Closing, none of Purchaser or any of its Affiliates shall use or disclose any non-public or proprietary information of Seller and its Affiliates that do not relate to the Business except as permitted under the Technology Transfer Agreement (“Seller Proprietary Information”). This Section 8.1 shall not apply to any Seller Proprietary Information which (a) through no fault of Purchaser or any of its Affiliates is or becomes generally known in the relevant industry, (b) is received after the Closing from a third party free of any limitations on its use or disclosure and not, to Purchaser’s knowledge, through violation of any confidentiality agreement or (c) is independently developed after the Closing without any reference to any Seller Proprietary Information. Purchaser may make any legally required disclosure of the Seller Proprietary Information, but Purchaser shall notify Seller before making any such legally required disclosure and use its commercially reasonable efforts to limit the amount of Seller Proprietary Information so disclosed to protect its confidentiality to the extent possible.

Section 8.2. Public Statements. Before Purchaser shall issue any press release or otherwise make any public statement concerning this Agreement or the transactions contemplated hereby, Purchaser shall so advise and cooperate with Seller and shall not release such information without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such information is otherwise publicly available other than as a result of a disclosure by Purchaser made in breach of this Section 8.2 or (b) the release thereof is, in the reasonable judgment of Purchaser, required by any Law (including any rule of any securities exchange on which Purchaser’s securities are traded) or Order to which Purchaser is bound or subject; provided, however, in the case of this clause (b), that Purchaser shall take all reasonable endeavors to notify Seller prior to making any such disclosure and shall restrict such disclosure to the minimum required by Law (in the reasonable judgment of Purchaser).

Section 8.3. Consents and Conditions.

(a) Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Seller in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; (ii) making all registrations and filings as promptly as practicable with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies (including those in connection with the HSR Act as further provided below and any other applicable Law) and using all commercially reasonable efforts to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; (iii) responding to any information requests from Governmental Bodies as soon as reasonably practicable; and (iv) defending any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Body vacated or reversed.

(b) Purchaser shall keep Seller reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing Seller with copies of notices or other communications received by Purchaser or by any of its Affiliates from any third party and/or any Governmental Body with respect to the transactions contemplated hereby. Purchaser and Seller shall each promptly furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) and any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body in connection herewith and the transactions contemplated hereby; provided, however, that Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other as for “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel. Each party shall, subject to applicable Law, permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with, any proposed written communication to any Governmental Body. Purchaser and Seller agree not to participate, or to permit their affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Body, gives the other party the opportunity to attend and participate; provided, however, that Purchaser shall not be deemed to have breached this covenant if (x) Purchaser uses efforts reasonable under the circumstances to contact Seller or its representatives, but is nonetheless unable to reach any such designated representatives prior to the time at which such Governmental Body proposes to conduct such meeting or discussion, or (y) any such designated representatives are unable to participate in such meeting or discussion at the proposed time.

(c) In furtherance and not in limitation of the covenants of the Purchaser contained in Section 8.3(a) and Section 8.3(b), Purchaser shall use all commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and not to extend any waiting period under the HSR Act (except with the prior written consent of Seller, which shall not be unreasonably withheld or delayed) or enter into any agreement with the Federal Trade Commission or the Department of Justice not to consummate the transactions contemplated hereby. Purchaser shall offer to take (and if such offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition or trade regulation Law that may be asserted or threatened by any Governmental Body with respect to the transactions contemplated hereby (or by any private party) so as to enable the Effective Time to occur no later than the expiration of the time period set forth in Section 14.1(c) (the “Termination Date”), and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. In addition to and without limiting the foregoing, Purchaser shall cooperate in all respects with Seller and use all its best efforts to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser or its Affiliates, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of Business as a whole, in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any Order, which would otherwise have the effect of preventing or delaying the Effective Time beyond the Termination Date, or which may be necessary to allow the Effective Time to occur prior to the Termination Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.3(c) shall limit a party’s right to terminate this Agreement pursuant to ARTICLE XIV so long as such party has complied with its obligations under this Section 8.3(c) immediately prior to any termination.

Section 8.4. Seller’s Access to Documents. Purchaser shall, and shall cause its Affiliates to, afford to Seller’s representatives, upon reasonable notice and without undue interruption to Purchaser’s business, access during normal business hours to the books and records of the Business pertaining to the operations of the Business prior to the Closing Date for a period of five (5) years (or such longer period as may necessary to enable Seller to comply with provisions of applicable Law) following the Closing Date for the purposes of (a) allowing Seller to comply with SEC reporting obligations, and (b) other reasonable business purposes; provided, however, that nothing in this Section 8.4 shall affect either party’s discovery rights in the event of a dispute between them. Purchaser agrees to hold all of the books and records of the Business existing on the Closing Date in accordance with Purchaser’s standard record retention policies provided that Purchaser shall not destroy, alter or dispose of any of such books and records for a period of ten (10) years from the Closing Date or such longer time as may be required by Law without first offering in writing at least sixty (60) calendar days prior to such destruction or disposition to surrender them to Seller.

Section 8.5. Further Actions. Purchaser shall use all commercially reasonable efforts to satisfy or cause to be satisfied as promptly as practicable its obligations hereunder and the conditions precedent to Closing.

Section 8.6. Use of Seller’s Names and Marks. Purchaser agrees that: (a) effective as of the Closing Date, Purchaser shall change the name of Eastman Ethylene Polymers Company, to a name that is not confusingly similar to the foregoing name, and specifically removing the name “Eastman” from the entity’s name; (b) as of the Closing date, Purchaser agrees that it will not further use, distribute or display, and/or will cease to further use, distribute or display, any article or instrument of any kind, including signs, invoices, labels, letterhead, or business cards, that reflects or includes any logo, trademark, trade name, trade dress, or those confusingly similar thereto to the extent depicting or suggesting an Erlenmeyer flask, or similar designation of Seller that was not specifically assigned to Purchaser under the Technology Transfer Agreement or the Trademark Assignment Agreement; (c) Purchaser agrees, within a reasonable time following the Closing date (not to exceed sixty (60) days and not to exceed three (3) months in the case of exhausting preprinted materials on finished products), to destroy any and all such articles or instruments in its possession, and to modify any web site or web page regarding the Business to remove any such logo, trademark, trade name, trade dress, font type or similar designation of Seller that was not specifically assigned to Purchaser; (d) and as soon as reasonably practicable after the Closing, Purchaser shall mark products and other property acquired hereunder, both internally and externally, with Purchaser’s name and mark; and (e) it shall not advertise or hold itself out as Seller or an Affiliate thereof.

Section 8.7. Solicitation of Customers by Purchaser Prior to Closing. Prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, to utilize confidential information of Seller or its Affiliates or the transactions contemplated hereby in connection with the solicitation of customers of the Business to discontinue or limit their relationships with Seller or to conduct any marketing or other customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, which are targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser consistent with past practice and without making reference to this Agreement or the transactions contemplated hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted by applicable Law, waiver by Purchaser in its sole discretion) of each of the following conditions:

Section 9.1. Accuracy of Warranties. Each of the representations and warranties of Seller contained herein shall be true and correct in all respects as of the Closing Date with the same force as if made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such warranty shall be, subject to the qualification set forth below, true and correct as of such specific date), except for any such failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Business.

Section 9.2. Performance of Covenants. Seller shall have performed and complied, and shall have caused Eastman EPC to perform and comply, in all material respects, with the covenants and provisions hereof required to be performed or complied with by it between the date hereof and the Closing Date, taken as a whole.

Section 9.3. Antitrust Laws. Any required waiting period under the HSR Act and other pre-merger notification or competition authority clearance requirements relating to the transactions contemplated hereby shall have expired or been terminated.

Section 9.4. No Injunctions. No preliminary or permanent injunction or other order of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

Section 9.5. Consents. Seller shall have obtained all third party consents required for the consummation of the transactions contemplated hereby, other than such consents as to which the failure to obtain the same is not reasonably likely to have a Material Adverse Effect on the Business.

Section 9.6. Officer’s Certificate. Purchaser shall have received a certificate from Seller to the effect set forth in Section 9.1 and Section 9.2, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer, President, Chief Financial Officer or any Vice President of Seller.

Section 9.7. Delivery of Documents. Seller shall have executed and delivered, and shall have caused Eastman EPC to execute and deliver, to Purchaser at the Closing all documents and instruments listed in Section 4.2 to be executed by it.

Section 9.8. Resignations. Each director and officer of Eastman EPC (other than those directors and officers listed on Schedule 9.8) shall have tendered their resignations, effective as of the Closing.

ARTICLE X

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller in its sole discretion) of each of the following conditions:

Section 10.1. Accuracy of Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date with the same force as if made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such warranty shall be, subject to the qualification set forth below, true and correct as of such specific date), except for any such failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Purchaser.

Section 10.2. Performance of Covenants. Purchaser shall have performed and complied, in all material respects, with the covenants and provisions hereof required herein to be performed or complied with by it between the date hereof and the Closing Date, taken as a whole.

Section 10.3. No Injunctions. No preliminary or permanent injunction or other order of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

Section 10.4. Antitrust Laws. Any required waiting period under the HSR Act and other foreign pre-merger notification or competition authority clearance requirements relating to the transactions contemplated hereby shall have expired or been terminated.

Section 10.5. Officer’s Certificate. Seller shall have received a certificate from Purchaser to the effect set forth in Section 10.1 and Section 10.2, dated the Closing Date, signed by the President, Chief Financial Officer or any Vice President of Purchaser.

Section 10.6. Delivery of Documents. Purchaser shall have executed and delivered at the Closing all documents and instruments listed in Section 4.3 to be executed by it.

Section 10.7. Environmental. Seller shall have received a letter or other written communication from the Texas Commission on Environmental Quality (the “TCEQ”), in a form substantially similar to that provided in Exhibit L, stating that, for purposes of determining off-site effects of air emissions, the Eastman chemical manufacturing facility in Longview, Texas, the Eastman EPC Leased Property (including the Business) and all other businesses and facilities co-located at the Eastman chemical manufacturing facility in Longview, Texas shall be considered as a single property pursuant to 30 TAC § 101.2(b).

ARTICLE XI

ADDITIONAL COVENANTS

Section 11.1. Employment and Benefits Matters.

(a) Business and Leased Employees. Seller will provide Purchaser with an updated Schedule 5.13(a) of Seller Disclosure Schedules prior to the Closing, based upon new employees hired by the Business and departures of employees of the Business prior to the Closing.

(b) Leased Employees. Pursuant to the Operating Agreement, Seller shall provide the services of the Leased Employees as described therein. During the term of the Operating Agreement, the Leased Employees shall be employees of Seller or any Subsidiary of Seller, and Purchaser shall provide payment to Seller for the services of such Leased Employees as provided in the Operating Agreement.

(c) Offers of Employment by Business Employees by Purchaser. Commencing not later than ten (10) days after the date hereof, Seller will make available the Business Employees employed by Seller or its Subsidiaries on the date of this Agreement who are not Leased Employees, to participate in employee interviews and other employment selection processes, subject to such reasonable conditions as Seller shall impose. Seller will make available to Purchaser the personnel files of any such Business Employees, and Purchaser covenants and agrees to utilize such information only for lawful purposes. If requested by Purchaser, Seller will make available reasonable office space for conducting such employee interviews and employment selection processes. Purchaser will have the right to make offers of employment to any Business Employee (other than Leased Employees), provided that Purchaser covenants and agrees to make offers of employment equal in number to at least ninety percent (90%) of the number of Business Employees who are not Leased Employees and who are active employees of Seller and its Subsidiaries (who are not on leave) as of the date of this Agreement. Purchaser’s determination as to which Business Employees shall be extended offers of employment shall be made in accordance with all applicable Laws. Any such offers of employment made to such Business Employees will be at levels of compensation that are equivalent to such Business Employees’ current base pay, and in a position substantially equivalent to such Business Employees’ current position. Purchaser shall provide Seller a list of the Business Employees to whom Purchaser shall extend an employment offer at least 10 days prior to the Closing Date. Effective as of the date immediately prior to the Closing Date, Seller shall terminate the employment of each such Business Employee employed by Seller and its Subsidiaries on such date who (i) accepted an offer of employment made by Purchaser (or its Affiliate or Subsidiary) and (ii) passed Purchaser’s pre-employment drug screen. On the Closing Date, Purchaser will employ, or cause its Affiliates or Subsidiaries to employ, each such Business Employee and each such Business Employee shall be referred to herein as a “Transferred Business Employee.”

(d) Benefits Following the Closing Date. Purchaser shall provide each Transferred Business Employee with employee benefits substantially equivalent to the employee benefits provided by Purchaser to its similarly situated employees (based on position and responsibilities, location and rate of compensation).

(e) Service Crediting and Benefit Eligibility. Purchaser agrees to give all Transferred Business Employees service credit for purposes of eligibility, participation, and vesting, but excluding benefit accruals and eligibility for post-retirement welfare benefits, under any employee benefit or compensation plan, program and arrangement adopted or maintained by Purchaser or any of its Affiliates in which Transferred Business Employees are eligible to participate, for all periods of employment with each of Seller and its Affiliates (or their predecessor entities) prior to the Closing Date. Purchaser agrees that (i) to the extent that any Transferred Business Employee has satisfied in whole or in part any annual deductible under a welfare benefit plan, or has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, in each case, with respect to the calendar year in which the Closing Date (or commencement of participation in such new plan occurs), and to the extent that Seller has made such information readily available, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the comparable benefit plans and programs provided to Transferred Business Employees by Purchaser and its Affiliates and (ii) with respect to the participation of the Transferred Business Employees in the health benefit plans and programs of Purchaser and its Affiliates, any preexisting conditions, waiting periods or required physical examinations shall be waived to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended.

(f) Cessation of Participation in Seller’s Benefit Plans. Except as set forth on Schedule 11.1(f), as of the Closing Date, the Transferred Business Employees shall cease active participation in and shall cease to accrue benefits under the Employee Benefit Plans. Any costs, accruals or payments attributable to items set forth on Schedule 11.1(f) shall be the sole responsibility of Seller. As of the day prior to the Closing Date, and contingent upon the consummation of the transactions contemplated hereby, Seller and its Affiliates shall allow and encourage, to the extent legally permissible, all Transferred Business Employees to withdraw from participation in all Employee Benefit Plans and shall cause all Transferred Business Employees to cease benefit accruals therein.

(g) Claims Liability. Seller shall be liable for and shall hold Purchaser harmless from and against all claims arising under the Employee Benefit Plans and Employment Agreements. Seller shall also be liable for and shall hold Purchaser harmless from and against all claims arising out of the employment relationship or any termination thereof by all employees of Seller or any of its Affiliates or Subsidiaries that are incurred prior to the Closing Date. Purchaser shall be liable for and shall hold Seller harmless from and against all claims arising out of the employment relationship or termination thereof with respect to the Transferred Business Employees that are incurred on or after the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health, dental, vision and/or prescription drug benefits, on the date such services, materials or supplies were provided; and (iii) disability benefits, on the first date of sickness, short-term disability or leave of absence for which such disability benefits become payable.

(h) 401(k) Plan. To the extent qualified, each Transferred Business Employee who participated or who was eligible to participate in Seller’s 401(k) Plan immediately prior to the Closing Date shall be immediately eligible to participate, without any waiting period or delay, in Purchaser’s 401(k) Plan applicable to the Transferred Business Employees. To the extent permitted by applicable Law, Purchaser shall cause Purchaser’s 401(k) Plan to accept distributions of the Transferred Business Employees’ account balances and any outstanding plan loans under the Seller’s 401(k) Plan and Seller shall cooperate in furnishing all data, records and administrative assistance necessary to facilitate such acceptance.

(i) Flexible Spending Accounts. Seller shall reimburse the Transferred Business Employees such amounts as are properly reimbursable under the Seller FSA Plans. Purchaser shall have no obligation or responsibility with respect to the Seller FSA Plans or any amounts reimbursable thereunder.

(j) COBRA. Purchaser shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA (“COBRA”) or other applicable Law with respect to the Transferred Business Employees and their beneficiaries who experience a “Qualifying Event” (as defined in COBRA) on or after the Closing Date. Seller shall be responsible for any and all obligations arising under COBRA with respect to Business Employees who do not become Transferred Business Employees on the Closing Date.

(k) WARN Act. With respect to all obligations (including providing any notice required pursuant to) under the United States Federal Worker Adjustment, Retraining and Notification Act of 1988, as amended, any successor United States federal law, and any other applicable plant closing notification law, with respect to a layoff of Business Employees or plant closing relating to the Business (i) Purchaser shall only be liable with respect to any terminations of Transferred Business Employees or related obligations arising on or after the Closing Date, and (ii) Seller shall be liable with respect to any other terminations or obligations that arise prior to the Closing Date.

(l) Vacation Pay/Paid Time Off. Seller shall assume liability for all unpaid vacation pay and paid time off earned or accrued by Transferred Business Employees prior to January 1, 2006 and shall pay such amounts to the Transferred Business Employees. Effective as of the Closing Date, Seller shall assume liability for all unpaid vacation pay and paid time off earned or accrued by Transferred Business Employees on or after January 1, 2006 through the Closing Date.

(m) Forms W-2. With respect to Transferred Business Employees that are not employees of Eastman EPC, Seller agrees that, pursuant to the “Standard Procedure” (provided in IRS Bulletin 2004-34, Rev. Proc. 2004-53), the predecessor employer performs all the reporting duties for the wages and other compensation it pays. These duties include the preparing and filing of Form W-2, Wage and Tax Statement; Form 941, Employer’s Quarterly Federal Tax Return; Form W-4, Employee’s Withholding Allowance Certificate; Form W-5, Earned Income Credit Advance Payment Certificate; and Form 940 Employer’s Annual Federal Unemployment (FUTA) Tax Return

Section 11.2. Tax Matters.

(a) Seller shall prepare and timely file all Tax Returns in respect of Eastman EPC that are required to be filed on or before the Closing Date (taking into account any extension validly obtained). Seller shall assist in preparing and Purchaser will timely file all Tax Returns in respect of Eastman EPC required to be filed after the Closing Date (taking into account any extension validly obtained) with respect to taxable periods ending on or before the Closing Date.

(b) Purchaser shall prepare and timely file all Tax Returns in respect of Eastman EPC required to be filed after the Closing Date with respect to taxable periods that begin before and end after the Closing Date (“Straddle Period Returns”). The portions of the Straddle Period Returns relating to taxable periods ending on or before the Closing Date shall reflect the practices of Seller in respect of the Tax Returns described in Section 11.2(a) above. At least ninety (90) days prior to the due date of any Straddle Period Return, Purchaser shall provide Seller with a draft of such Straddle Period Return for Seller’s review and comment. Seller shall provide such comments, if any, within twenty (20) days after receipt of the draft Straddle Period Return. In the event of a disagreement between Seller and Purchaser as to any matter reflected in a draft Straddle Period Return, Seller and Purchaser shall endeavor in good faith to expeditiously resolve any such disagreement. In the event Seller and Purchaser are unable to resolve such disagreement within twenty (20) days after receipt by Purchaser of Seller’s comments, the disagreement shall be referred to the Neutral Auditors for resolution in accordance with the same procedures provided for in Section 3.3(d) hereof.

(c) Any Tax refunds that are received by Eastman EPC, and any amounts credited against any Tax to which Eastman EPC becomes entitled, that relate to any taxable period (or portion thereof) ending on or prior to the Closing Date shall be for the account of Seller and shall be paid over to Seller within ten (10) days after receipt thereof or entitlement thereto.

(d) After the Closing Date, neither Purchaser nor Eastman EPC , without the written consent of Seller, shall file any amended Tax Returns for any taxable period (or portion thereof) ending on or before the Closing Date.

Section 11.3. Cooperation in Litigation. For a period of three (3) years after Closing, each party shall reasonably cooperate with the other party and the other party’s attorneys in the defense or prosecution of any litigation, action, suit or proceeding instituted against or by the other party pertaining to the Business, excluding, however, any litigation, action, suit or proceeding between the parties (including their Affiliates). Such cooperation shall include, but not be limited to, conferring with the other party’s attorneys or experts at their offices during normal business hours at mutually convenient times and making available to the other party’s attorneys documents or copies of documents specific to the Business, and such cooperation shall include giving testimony voluntarily. Such cooperation shall not require the cooperating party to be joined as a party in any such litigation. Each party further agrees that it shall not voluntarily disclose to any third party without the other party’s consent any information or documents received by it heretofore or hereafter from the other party’s attorneys in connection with the defense or prosecution of any litigation or proceedings. The other party shall pay the out-of-pocket expenses of the cooperating party and those expenses of the cooperating party’s employees and agents reasonably incurred in connection with providing such cooperation but shall not be responsible for paying any fees or for reimbursing the cooperating party for the salaries or costs of fringe benefits or other similar expenses of the cooperating party’s employees and agents in connection with time spent providing such cooperation to the other party. The obligations set forth in this Section 11.3 shall survive termination of this Agreement, but in no event longer than three (3) years after such termination.

Section 11.4. Environmental Matters. To the extent not completed prior to Closing, Seller shall assist Purchaser, as is reasonably necessary, in effecting the transfer of all Environmental Authorizations required for the operation of the Business.

Section 11.5. Execution of Further Documents. From and after the Closing, upon the reasonable request of the other party, each party shall execute, acknowledge and deliver all such further documents as may be required to carry out the transactions contemplated by this Agreement.

ARTICLE XII

SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

Section 12.1. Survival.

(a) All representations and warranties contained in this Agreement shall terminate upon the date that is eighteen (18) calendar months after the Closing Date, except that (i) the representations and warranties contained in Section 5.8 (Taxes) shall survive until the end of the period of the applicable statute of limitations (without regard to any extensions thereof), (ii) the representations and warranties contained in Section 5.17 (Environmental) shall terminate upon the third (3rd) anniversary of the Closing Date and (iii) the warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Capitalization; Equity Interests), Section 5.9 (Real Property), Section 6.1 (Organization and Good Standing) and Section 6.2 (Authorization of Agreement) shall survive without limitation as to time. The covenants and agreements of the parties hereto contained herein that by their terms are to be performed following the Closing Date shall survive the Closing and continue in effect in accordance with their terms and all other covenants and agreements shall terminate and merge with the Closing.

(b) Except for actions based on fraud, fraudulent inducement or fraudulent misrepresentation, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provided for in this ARTICLE XII shall be the sole and exclusive remedy for monetary damages of the parties for any breach of this Agreement or the representations, warranties, covenants or agreements herein by either party hereto.

(c) In calculating any amount of Losses recoverable pursuant to Section 12.2 or Section 12.3, the amount of such Losses shall be (i) reduced by (A) any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, (B) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment and (C) the amount of any net Tax benefit resulting from the incurrence or payment of such Losses and (ii) increased by the amount of any net Tax cost incurred as a result of the receipt of such indemnity payments (grossed up for such increase). The parties agree to treat any indemnification payment pursuant to this ARTICLE XII as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable law.

(d) Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for special, incidental, indirect, consequential, punitive or exemplary Losses or lost profits unless such Loss is part of a final judgment or award of a court of competent jurisdiction relating to a claim or Proceeding by a third party. The Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

Section 12.2. Indemnification.

(a) Except with respect to those matters addressed in Section 12.3(a) (which shall be exclusively governed thereby), Seller hereby agrees to indemnify and hold the Purchaser Indemnified Group harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel) (collectively, “Losses”) actually incurred by any of them to the extent arising out of or resulting from:

(i) any breach as of the Closing Date of a representation or warranty made by Seller herein (other than a representation or warranty contained in Section 5.17 (Environmental));

(ii) any breach of any covenant or agreement of Seller herein;

(iii) any product liability claim arising in respect of products sold by Eastman EPC or the Business prior to the Closing Date;

(iv) any Seller’s Pipeline Indemnities; and

(v) any Pre-Closing Taxes not reflected in the Final Closing Working Capital and all Taxes of Seller or any Affiliate of Seller (other than Eastman EPC), and the Pre-Closing Litigation.

Notwithstanding anything contained herein to the contrary, Seller shall not be liable for any Losses with respect to the matters set forth in Sections 12.2(a)(i), (ii), (iii) and (iv) and Sections 12.3(a)(i), (ii) and (iii) (other than any breach of any covenant requiring Seller to make a specific payment to Purchaser hereunder, any breach of any covenant requiring performance after the Closing Date, any breach of the covenant to deliver the Purchased Shares and the Inventory to Purchaser at Closing, free and clear of any Liens (other than Permitted Exceptions with respect to the Inventory), or any breach of the representations and warranties contained in Sections 5.9) unless (1) a claim is asserted prior to the date that is eighteen (18) calendar months after the Closing Date, or prior to the end of the relevant survival period specified in Section 12.1(a) for any representation or warranty, whichever is longer, and (2) the Loss with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds

$75,000.00 (aggregating all Losses arising from substantially identical facts), and (3) the aggregate of all Losses under Sections 12.2(a)(i), (ii), (iii) and (iv) and Section 12.3(a)(i), (ii) and (iii) exceeds, on a cumulative basis, $1,500,000.00 (and then only to the extent of such excess). In addition, notwithstanding anything contained in this Agreement to the contrary, Seller shall not be required to pay an aggregate amount in excess of $25,500,000 in respect of all Losses for the matters set forth in Sections 12.2(a)(i), (ii), (iii) and (iv), Sections 12.3(a)(i), (ii) and (iii) and Section 12.3(j) (other than any breach of any covenant requiring Seller to make a specific payment to Purchaser hereunder, any breach of any covenant requiring performance after the Closing Date, any breach of the covenant to deliver the Purchased Shares and the Inventory to Purchaser at Closing, free and clear of any Liens (other than Permitted Exceptions with respect to the Inventory), or any breach of the representations and warranties contained in Sections 5.9).

(b) Except with respect to those matters addressed in Section 12.3(b) (which shall be exclusively governed thereby), Purchaser hereby agrees to indemnify and hold the Seller Indemnified Group harmless from and against any and all Losses actually incurred by any of them to the extent arising out of or resulting from:

(i) any breach as of the Closing Date of a representation or warranty made by Purchaser herein;

(ii) any breach of any covenant or agreement of Purchaser herein;

(iii) any Purchaser’s Pipeline Indemnities; and

(iv) the ownership and operation of the Business from and after the Closing Date.

Section 12.3. Allocation of Environmental Liabilities; Environmental Indemnification.

(a) Seller Indemnification. Subject to the limitations set forth in Section 12.2(a), Seller shall indemnify and hold the Purchaser Indemnified Group harmless from any Losses asserted against or incurred by any of these under Environmental Laws to the extent arising out of or resulting from (i) any breach of a representation or warranty of Seller made in Section 5.17 of this Agreement, provided, however, that in the event of a breach of the warranty in Section 5.17(a), Seller shall only be liable to the Purchaser Indemnified Group for Penalties assessed against Purchaser as a result or as a consequence of that breach, (ii) any off-site liability arising under CERCLA (or state law based on CERCLA) as the result of the arrangement for disposal of Hazardous Substances by the Business prior to the Closing Date, (iii) subject to the requirements of Sections 12.3(c) and (e) hereof, any Order issued by an Environmental Authority regarding noncompliance with Environmental Laws by the Business or by the Seller prior to the Closing Date, provided, however, that Seller’s liability under this clause (iii) shall be limited to paying (x) all Penalties imposed or assessed, and (y) 50% of any capital costs required to comply with such Order, and (iv) subject to the requirements of Sections 12.3(d), (e), (f) and (g) hereof, any Release of Hazardous Substances by Seller (A) originating prior to the Closing Date on, in or from the Eastman EPC Leased Real Property or (B) migrating onto or under or from the Eastman EPC Leased Real Property as a result of any Releases by Seller or any of its Affiliates prior to or after the Closing Date (hereinafter collectively referred to as, “Seller’s Release”), including any migration that continues to occur after the Closing.

(b) Purchaser Indemnification. Purchaser shall indemnify and hold the Seller Indemnified Group harmless from any Losses asserted against or incurred by any of these under Environmental Laws to the extent arising out of or resulting from (i) any noncompliance with Environmental Laws by the Business or by Purchaser in connection with the operation of the Business after the Closing Date, (ii) any off-site liability arising under CERCLA (or state law based on CERCLA) as the result of the arrangement for disposal of Hazardous Substances by the Business after the Closing Date, and (iii) subject to the requirements of Sections 12.3(d), (e) and (f) hereof, any Release of Hazardous Substances after the Closing Date by the Business or the Purchaser, or their agents, contractors, employees or invitees, at the Eastman EPC Leased Real Property or at Seller’s Longview, Texas facility (including, but not limited to, any Release by the Business or the Purchaser that aggravates a Seller’s Release) (“Purchaser’s Release”).

(c) Reservoir Projects. Notwithstanding anything to the contrary in this Section 12.3, responsibility for Losses arising directly out of the use or operation by the Business of the Cooling Water Reservoirs 1 and 2 before or after the Closing Date shall be allocated and managed in accordance with the provisions of Section 11(i) of the Ground Lease as set forth in Exhibit D hereto. For purposes of Section 12.2(a) of this Agreement, any costs incurred by Seller or Purchaser under that Section 11(i) of the Ground Lease shall be deemed Losses under Section 12.3(a)(iii) of this Agreement provided that if Seller’s obligations under Section 11(i) of the Ground Lease are not satisfied if and when all Losses for which Purchaser is entitled to indemnification pursuant to Sections 12.2(a)(i), (ii) and (iii), and Sections 12.3(a)(i), (ii) and (iii) exceed the aggregate cap of $25,500,000 as set forth in Section 12.2(a) of this Agreement, then Seller’s indemnity obligations with respect to Losses of Purchaser in connection with the Cooling Water Reservoirs shall survive notwithstanding the aggregate cap.

(d) Cleanup of Seller’s Release; Cleanup of Purchaser’s Release.

(i) Where required by Environmental Law or where subject to indemnification by Seller hereunder, Seller shall design and conduct the Response to a Seller’s Release. Seller’s Response shall comply with the applicable standards of Environmental Law and shall conform with prudent and generally accepted industry practices to address a potential risk to human health or the Environment. Seller’s Response may incorporate risk-based corrective action, where applicable. Prior to the implementation of any material phase of the Response that will occur on or directly impact the Eastman EPC Leased Real Property, Seller shall provide Purchaser with written proposed plans, workplans, sampling location maps and schedules for Purchaser’s review and approval, such approval not to be unreasonably withheld. Seller shall design and conduct any Response to a Seller’s Release (including the continuation of any Response initiated before Closing) in a manner that minimizes, to the maximum extent feasible, any material disruption of or interference with the operations of the Business or the Eastman EPC Leased Real Property. Without in any way limiting the scope of the preceding sentence, Seller covenants that it will continue to timely and fully perform and be financially responsible for the investigation and remediation of the soil and groundwater contamination that is currently being performed by Seller pursuant to the requirements of Compliance Plan No. 50043, which is incorporated into Seller’s Hazardous Waste Facility Permit No. 50043 as issued by the TCEQ. Seller also covenants that it will timely and fully perform and be financially responsible for any expanded or modified investigation or remediation that may be required by the TCEQ or the U.S. Environmental Protection Agency to the extent that such modification or expansion is designed to address contamination existing at Seller’s Longview, Texas facility as of the Closing Date.

(ii) Where required by Environmental Law or where subject to indemnification by Purchaser hereunder, Purchaser shall design and conduct the Response to a Purchaser’s Release. Purchaser’s Response shall comply with the applicable standards of Environmental Law and shall conform with prudent and generally accepted industry practices to address a potential risk to human health or the Environment. Purchaser’s Response may incorporate risk-based corrective action, where applicable. Prior to the implementation of any material phase of the Response, Purchaser shall provide Seller with written proposed plans, workplans, sampling location maps and schedules for Seller’s review and approval, such approval not to be unreasonably withheld. Purchaser shall design and conduct any Response to a Purchaser’s Release in a manner that minimizes, to the maximum extent feasible, any material disruption of or interference with the operations of the Seller’s business.

(iii) Purchaser and Seller shall consult, and otherwise cooperate, with each other in good faith to assure that any Response conducted by either party is conducted as required by the provisions of this Section 12.3 and in a manner consistent with the requirements of Environmental Law.

(e) Negotiations with Governmental Agencies. The party performing a Response hereunder (the “Responsible Party”) shall have the right to negotiate and reach agreement with Environmental Authorities as to the nature, timing and scope of that Response provided that: (i) the Responsible Party shall share with the other party in a timely matter all material correspondence received from or submitted to an Environmental Authority relating to any Response hereunder; (ii) the Responsible Party shall afford the other party timely access to any non-privileged, material final studies, reports, protocols, drawings, charts, workplans, reports, risk assessments, schedules or other documentation relating to any Response; (iii) the Responsible Party shall provide the other party with timely notice of and an opportunity to attend and participate in any material meetings or in any hearings with Environmental Authorities (including, without limitation, material telephonic conferences) relating to any Response; and (iv) the Responsible Party shall consult with, and consider in good faith any comments of, the other party in preparing all material strategies and plans concerning a Response as contemplated hereunder. When planning or performing a Response to a Release, the Responsible Party shall not reach agreement with an Environmental Authority on a material element of that Response without the other party’s prior consent, which shall not be unreasonably withheld.

(f) Conduct of Response Actions. During any Response in or on the Eastman EPC Leased Property, the Responsible Party shall be solely responsible for compliance by that Party’s employees, contractors and subcontractors with all laws and professional standards applicable to its work.

(g) Investigations and Assessments.

(i) Without Seller’s prior written consent (to be granted at Seller’s sole discretion), Purchaser shall not conduct or arrange to have conducted a Voluntary or Discretionary Assessment of the Eastman EPC Leased Property or any property on or adjacent to Seller’s Longview, Texas facility. If Purchaser receives an Order from an Environmental Authority to conduct any type of assessment of the Environment at or around the Eastman EPC Leased Property or if Purchaser reasonably determines that it is required by Environmental Law to conduct such assessment, Purchaser shall notify Seller of the Order or of its determination within 48 hours after receiving the Order or making such a determination. Purchaser shall cooperate in good faith with Seller to minimize the scope of the assessment required by the Environmental Authority or Environmental Law.

(ii) In the event that Purchaser conducts a Voluntary or Discretionary Assessment of the Eastman EPC Leased Property or any property on or adjacent to Seller’s Longview, Texas facility without Seller’s prior written consent, Purchaser shall not be entitled to seek indemnification under Section 12.3(a)(iv) for Losses incurred (a) in the particular area that was investigated or assessed or (b) in any area subsequently investigated or remediated as a result of the Voluntary or Discretionary Assessment. Purchaser shall indemnify Seller for any Losses incurred by it as a result of any Voluntary or Discretionary Assessment performed in violation of this Section 12.3(g).

(h) Releases. Purchaser shall notify Seller immediately, and in no case more than 24 hours, after becoming aware of any Release of Hazardous Substances by Purchaser into the Environment, or the discovery by Purchaser of the presence of Hazardous Substances in the Environment in, on, around or emanating from the Eastman EPC Leased Property in such quantity, nature or condition that could reasonably be expected to (i) require a report to an Environmental Authority, (ii) require a Response under Environmental Law, or (iii) adversely affect human health (including but not limited to the safety of workers at the Eastman EPC Leased Real Property) or the Environment. Seller shall promptly notify Purchaser upon becoming aware of any Release that could reasonably be expected to adversely affect human health (including but not limited to the safety of on-site workers) at the Eastman EPC Leased Property.

(i) Exclusive Remedy. Except as otherwise provided in this Agreement and Exhibits hereto (including, but not limited to, the Ground Lease, the Other Agreements and the Services Agreement), the remedies provided under this Section 12.3 shall be the sole and exclusive remedies of the parties with respect to Losses arising under, related to or associated with, Environmental Laws and involving the Business, the Eastman EPC Leased Real Property and Seller’s Longview, Texas facility.

(j) Cost Sharing for Dallas/ Fort Worth SIP Compliance.

(i) Purchaser and Seller will work together to develop and agree upon the most cost-effective compliance strategy for the Business in meeting requirements associated with the forthcoming proposed amendments to 30 TAC Part 1 Chapter 117 as they relate to the implementation of certain nitrogen oxide emissions specifications for certain stationary, gas-fired, reciprocating internal combustion engines in the forty-county area of east Texas (hereinafter referred to as the “Amendments”). Purchaser and Seller will work together to submit comments on the Amendments during the comment period in an attempt to mitigate the financial impact of the Amendments on both the Purchaser and Seller in light of the cost sharing agreement provided for in paragraph (ii) of this Section 12.3(j). In the event the Parties jointly retain a third party to assist them in commenting on the proposed Amendments or contesting any final Amendments, the Parties shall equally split the costs of retaining such third party.

(ii) Notwithstanding the provisions of paragraph (i) of this Section 12.3(j), in the event that Purchaser is required to incur capital costs (for example, costs to replace or modify any of the existing gas-fired engines used in the Business as of the Closing Date) in order to comply with the Amendments when and if they become effective, these capital costs, including but not limited to, the costs of replacing or modifying any engines (and the costs of any upgrading of any utilities to provide electric service to any of the newly installed electric engines) shall be allocated fifty percent (50%) to Seller and fifty percent (50%) to Purchaser.

(iii) Costs subject to the cost sharing agreement under paragraph (ii) of this Section 12.3(j) will be set forth in one of Purchaser’s Authorization for Expenditure (“AFE”) forms or comparable form (a copy of which is set forth in Exhibit M) that has been approved by Seller and Purchaser on or prior to December 31, 2008. The approval by Seller or Purchaser of an AFE will not be unreasonably withheld or unreasonably delayed. The parties acknowledge that it may be necessary to approve an AFE in advance of December 31, 2008 in order for a particular project to be installed to comply with deadlines required by the Amendments, but the parties agree that no AFE shall be issued or approved before the effective date of the Amendments. The cost sharing agreement under paragraph (ii) of this Section 12.3(j) will terminate on January 1, 2009 provided, however, that any funds set forth in an AFE that was approved prior to or on December 31, 2008 will be subject to the cost sharing agreement under paragraph (ii) of this Section 12.3(j) until such funds have been expended. In the event that the Amendments become effective but are subsequently stayed as a result of a challenge in litigation or in another applicable administrative proceeding, the term of the cost sharing agreement shall be tolled during that period of the stay and shall resume on the date that the stay is terminated and shall continue for the amount of time remaining in the term of the cost sharing agreement as of the start of the stay. Costs expended by Westlake during the tolling period to meet deadlines that are not stayed by any judicial or adminstrative challenge of the Amendments will be eligible for retroactive approval as part of an AFE. Once the cost sharing agreement under paragraph (ii) of this Section 12.3(j) is terminated, the responsibility for compliance by the Business with the Amendments shall be borne solely by Purchaser.

(iv) During the term of the cost sharing agreement under paragraph (ii) of this Section 12.3(j), the Parties shall attempt to resolve through informal negotiations any disputes between them involving the Dallas/Fort Worth Ozone Plan, including but not limited to what constitutes the most cost-effective strategy for complying with the Amendments, whether a particular cost should be included in an AFE, and whether a Party has unreasonably withheld or delayed its approval of an AFE . In the event the Parties cannot resolve such a dispute by informal negotiation, the dispute shall be governed by Article 7 of the Operating Agreement.

(v) This Section 12.3(j) and the cost sharing agreement provided herein shall terminate automatically and be deemed null and void in the event that Purchaser contracts to sell or sells or otherwise transfers the Business or assigns the Ground Lease between the parties to an unaffiliated third party, in which case, upon contracting to sell or otherwise transferring the Business or assigning the Ground Lease, the Purchaser shall immediately bear the full cost of complying with the Amendments and the Dallas/Fort Worth Ozone Plan as they affect the Business, and upon closing on such sale, transfer or assignment, the unaffiliated third party shall bear all such costs.

Section 12.4. Procedures for Indemnification. Whenever a claim shall arise for indemnification under Section 12.2 or Section 12.3, with the exception of claims under Section 12.3(a) and 12.3(b), which are governed by the terms of that Section, and with the exception of claims for litigation expenses in respect of litigation as to which a notice of claim, as provided in this Section 12.4, has previously been given, which expenses shall be funded on an ongoing basis, the Person entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten (10) Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen (15) Business Days following receipt of notice thereof (provided that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure). Following receipt of notice of a claim or Proceeding by a third party, and unless counsel to the Indemnified Party shall have reasonably determined in good faith that the assumption of such defense by the Indemnifying Party would be inappropriate due to a conflict of interest, the Indemnifying Party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the Indemnified Party) to defend any such claim or Proceeding, and the Indemnifying Party shall not be liable to the Indemnified Party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. The Indemnified Party shall have the option of joining the defense of such claim or Proceeding (which shall be at the sole cost and expense of the Indemnified Party) with counsel not reasonably objected to by the Indemnifying Party and counsel for each party shall, to the extent consistent with such counsel’s professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement or compromise of, or consenting to the entry of any judgment with respect to, any such claim or Proceeding, the Indemnifying Party, or the Indemnified Party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement or compromise or consent to the entry of any judgment as the other party shall consent, such consent not to be unreasonably withheld, conditioned or delayed. An Indemnifying Party shall not be liable for any settlement, compromise or judgment not made in accordance with the preceding sentence.

ARTICLE XIII

NONCOMPETITION; NONSOLICITATION

Section 13.1. Noncompetition.

(a) Subject to Sections 13.1(a)(i) through (vi), Seller covenants and agrees that for a period of 5 years following the Closing Date (the “Covenant Term”) it shall not, and shall cause its Subsidiaries not to enter into or acquire any new, separate or different business engaged in the manufacture, sale or distribution of Polyethylene (PE) Products, EpoleneTM Products, and Ethylene-Acrylate Derivative Products, all of which are defined in Exhibit C (collectively, the “Competitive Business”). Notwithstanding anything to the contrary contained in Exhibit C:

(i) in the event that during the Covenant Term, Seller completes a business combination transaction with a Person that is engaged in any Competitive Business, which transaction results in the holders of the voting securities of Seller outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Seller or the surviving entity in the transaction or any parent thereof outstanding immediately after the consummation of such transaction, the provisions of Exhibit C shall terminate and cease to be of any further force or effect;

(ii) Seller may directly or indirectly hold interests in or securities of any Person to the extent that such investment does not directly or indirectly confer on Seller more than 10% of the voting power of such Person;

(iii) Seller may maintain and continue the operations of Seller and its Affiliates that are not being transferred to Purchaser hereunder; and it is expressly understood that Seller may continue to make, have made, use, sell, offer for sale and import any product not being transferred to Purchaser hereunder for any purpose, use or application (e.g., including the EastoflexTM brand of amorphous polyolefins, the EastotacTM brand of hydrocarbon resins, the maleated polypropylene products formerly sold by Eastman under the EpoleneTM G series, as well as other polymer products and product lines made in Eastman’s facilities other than those located in Longview, Texas);

(iv) Seller may complete a business combination transaction with a Person that is engaged in any Competitive Business if the purpose of such combination is not to avoid the restrictions set forth in Exhibit C, in which case such acquired business shall not be subject to Exhibit C and may engage in any activity otherwise prohibited or restricted by Section Exhibit C; provided, however, that if such acquired business derived in excess of 10% of its net income for the last completed fiscal year prior to such business combination from activities that constitute Competitive Businesses, Seller shall use reasonable efforts to divest that portion of such Person that engages in activities constituting Competitive Businesses on commercially reasonable terms as soon as reasonably practicable following the acquisition;

(v) Seller may produce, acquire or use any product for internal uses or to conduct Seller’s or its Affiliates’ other businesses that consume, use, contain, depend upon or otherwise incorporate any such product; and

(vi) Seller may perform any act or conduct any business contemplated by the Transition Services Agreement.

(b) The parties hereto acknowledge and agree that nothing herein shall be deemed to require Seller to give notice to or obtain the consent of Purchaser in order to engage in any transaction of the types described in this Article XIII or otherwise.

Section 13.2. Nonsolicitation of Transferred Business Employees. Seller covenants and agrees that for a period of two (2) years following the Closing Date it shall not, and shall cause its Subsidiaries not to, solicit, directly or indirectly, any Transferred Business Employee (at a time when such person is an employee of Purchaser or any of its Affiliates) to terminate his or her employment relationship with Purchaser or any of its Affiliates; provided, however, that nothing herein shall prohibit Seller or any of its Subsidiaries from (a) generalized solicitations of potential employees by use of advertisements in the media that are not targeted at Transferred Business Employees, (b) incidental solicitations by search firms that have not been encouraged or requested to solicit Transferred Business Employees, (c) hiring individuals not solicited in contravention of this Section 13.2 or (d) re-hiring Transferred Business Employees whose employment has been terminated by Purchaser or any of its Affiliates; provided, further, that notwithstanding the foregoing, with respect to the Transferred Business Employees listed on Schedule 13.2 the applicable period shall be five (5) years instead of two (2) years.

Section 13.3. Nonsolicitation of Seller’s Employees. Purchaser covenants and agrees that for a period of two (2) years following the Closing Date it shall not, and shall cause its Subsidiaries not to, solicit, directly or indirectly, any employee of Seller or any of its Subsidiaries (at a time when such person is an employee of Seller or any of its Subsidiaries) to terminate his or her employment relationship with Seller or any of its Subsidiaries; provided, however, that nothing herein shall prohibit Purchaser or any of its Subsidiaries from (a) generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of Seller or any of its Subsidiaries, (b) incidental solicitations by search firms that have not been encouraged or requested to solicit employees of Seller or any of its Subsidiaries, (c) hiring individuals not solicited in contravention of this Section 13.3 or (d) solicitations of such employees contemplated under the Operating Agreement.

ARTICLE XIV

TERMINATION

Section 14.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned any time prior to the Closing:

(a) upon the written agreement of Purchaser and Seller;

(b) by Purchaser or Seller if the other party shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure of the closing conditions set forth in Section 9.1 or Section 9.2, or Section 10.1 or Section 10.2, respectively, and such breach cannot be or has not been cured within thirty (30) calendar days after the giving of a written notice by the terminating party to the other party of such breach; and

(c) by Purchaser or by Seller if the Closing has not occurred on or prior to November 30, 2006 (subject to any extension of such date to accommodate the cure period under Section 14.1(b)); provided, however, that the right to terminate this Agreement under this Section 14.1(c) shall not be available to any party hereto whose failure to perform any covenant or obligation hereunder has caused or resulted in the failure of the Closing to occur on or before such date; provided, further, that in the event that all of the conditions of Articles IX and X have been satisfied or are capable of being satisfied, other than Sections 9.3 and 10.4, then neither party may terminate this Agreement under this Section 14.1(c) before January 31, 2007.

Section 14.2. Procedure and Effect of Termination. In the event of termination by either party under Section 14.1(b) or Section 14.1(c), written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party, upon delivery of such notice, except that the Confidentiality Agreement shall survive in accordance with its terms and Section 14.2, Section 15.2, Section 15.3, Section 15.4 and Section 15.7 shall also survive such termination. Upon any termination hereof pursuant to ARTICLE XIV, no party hereto shall thereafter have any further liability or obligation hereunder; provided, however, that no such termination shall relieve any party hereto of any liability for any willful breach of any term hereof prior to the date of such termination.

ARTICLE XV

MISCELLANEOUS

Section 15.1. Entire Agreement. This Agreement (together with the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters contemplated by this Agreement and supersede any previous agreement between the parties in relation to such matters.

Section 15.2. Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

Section 15.3. Submission to Jurisdiction. Each of the parties hereby submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. Nothing in this Section 15.3 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

Section 15.4. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.4.

Section 15.5. Expenses. Except as otherwise provided herein, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by such party in connection with the preparation, negotiation, execution, delivery and performance hereof, of each of the other documents and instruments executed in connection herewith or contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

Section 15.6. Table of Contents and Headings. The table of contents and section headings hereof are for convenience of reference only and are to be given no effect in the construction, interpretation or effect hereof.

Section 15.7. Notices. All notices and other communications hereunder shall be in writing and in the English language and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five (5) calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this Section 15.7):

If to Seller, to:

Eastman Chemical Company

P.O. Box 511

Kingsport, Tennessee 37662-5075

Attn: Senior Vice President and Chief Legal Officer

Fax: (423) 229-2097

with a copy to:

Jones Day

1420 Peachtree Street

Suite 800

Atlanta, Georgia 30319

Attn: William B. Rowland

Fax: (404) 581-8330

If to Purchaser, to:

Westlake Chemical Corporation

2801 Post Oak Boulevard

Houston, Texas 77056

Attn: General Counsel

Fax: (713) 629-6239

with a copy to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attn: Timothy S. Taylor

Fax: (713) 229-7784

Section 15.8. Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, each of which shall remain in full force and effect.

Section 15.9. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing herein shall create or be deemed to create any third party beneficiary rights in any Person not a party hereto (except for Indemnified Parties in ARTICLE XII). No assignment hereof or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be without effect; provided, however, that Purchaser can assign its rights under this Agreement to a direct or indirect wholly-owned Subsidiary of Purchaser provided that any obligations of Westlake Chemical Corporation hereunder may not be assigned or transferred.

Section 15.10. Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference hereto and signed by each of the parties hereto.

Section 15.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 15.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WESTLAKE NG II CORPORATION

By:	/s/ ALBERT CHAO
Name:	Albert Chao
Title:	President and Chief Executive Officer

EASTMAN CHEMICAL COMPANY

By:	/s/ PRENTICE MCKIBBEN
Name:	Prentice McKibben
Title:	Vice President, Corporate Development and Strategic Planning